                       SCHEDULE 14A INFORMATION STATEMENT
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [ ] Confidential, for use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to
        Section 240.14a-11(c) or Section 240.14a-12


                                UNITED BANCORP, INC.
                    (Name of Registrant as Specified in its Charter)
                      ___________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       (1) Title of each class of securities to which transaction applies: N/A

       (2) Aggregate number of securities to which transaction applies: N/A
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
       (4) Proposed maximum aggregate value of transaction: N/A
       (5) Total fee paid: N/A

   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:  N/A

       (2) Form, Schedule or Registration Statement No.: N/A

       (3) Filing Party: N/A

       (4) Date Filed: N/A

                                   NOTICE OF

                         ANNUAL MEETING OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT




                                    1998





                         [UNITED BANCORP, INC. LOGO]

                            UNITED BANCORP, INC.
                            NOTICE OF ANNUAL MEETING

                                OF SHAREHOLDERS
                                 APRIL 21, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh, Michigan, on Tuesday, April 21, 1998 at 4:30 p.m., local time, for the following purposes:

     1. To elect six directors constituting Class I of the Board of Directors, to serve for three years until the 2001 Annual Meeting of Shareholders, and to elect two directors in Class III of the Board of Directors, to serve for two years until the 2000 Annual Meeting of Shareholders.

     2. To ratify the appointment of Crowe, Chizek & Company, LLP as independent auditors.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     The Federal Deposit Insurance Corporation (FDIC) requires state-chartered banks that are not members of the Federal Reserve System to prepare an annual disclosure statement that must be available to the public by March 31, 1998. Since United Bank & Trust is a subsidiary of a one-bank holding company, the accompanying financial statements of United Bancorp, Inc. satisfy the alternative disclosure requirements of the FDIC.

     You are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to be present, please promptly sign and date the enclosed Proxy and mail it in the return envelope, which is enclosed for that purpose. It will assist us in preparing for the Annual Meeting, and it is important that your shares be represented at the Annual Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                /S/ Dale L. Chadderdon
                                -----------------------------
     March 27, 1998             Dale L. Chadderdon
                                Senior Vice President, Secretary and Treasurer

                             UNITED BANCORP, INC.
                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 21, 1998

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company") of the accompanying Proxy to be used at the 1998 Annual Meeting of Shareholders of the Company and any adjournment or adjournments thereof. The Annual Meeting will be held on April 21, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement, the Proxy, and Notice of Annual Meeting will be mailed to shareholders on or before March 27, 1998.

The mailing address of the principal executive offices of the Company is P.O. Box 248, Tecumseh, Michigan, 49286.

Only shareholders of record at the close of business on March 16, 1998 will be entitled to notice of and to vote at the Annual Meeting. On March 16, 1998, there were 1,640,030 shares of the Common Stock of the Company outstanding entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the Annual Meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in the Proxy, the shares represented thereby will be voted in favor of the proposals presented at the Annual Meeting by the Board of Directors. Any Proxy may be revoked by the person giving it at any time prior to being voted.

The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies will be made primarily by mail. Proxies may also be solicited by officers and regular employees of the Company and its subsidiary, United Bank & Trust (the "Bank"), personally and by telephone or other means, for which they will receive no additional compensation and at a minimal cost to the Company. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Any nominations to the Board of Directors, or other proposals, by a shareholder of the Company to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders must be received by Dale L. Chadderdon, Secretary and Treasurer, at the principal executive offices of the Company by November 23, 1998.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Company's Articles of Incorporation and By-Laws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The Directors whose terms expire at the 1998 Annual Meeting of Shareholders ("Class I Directors") are L. Donald Bush, Patrick D. Farver, James C. Lawson, Donald J. Martin, David E. Maxwell,
James K. Whitehouse and Jeffrey Kuhman. Directors Merlyn H.

Downing and Charles E. Gross have reached mandatory retirement age and will retire from the Board effective with the 1998 Annual Meeting of Shareholders. Director James K. Whitehouse does not intend to stand for re-election. Director Linda J. Herrick resigned from the Board during 1997 to pursue personal interests.

The Board of Directors has by resolution nominated six individuals for election as Class I Directors at the 1998 Annual Meeting of Shareholders. These individuals are all incumbent Class I Directors.

Those persons who are elected as Class I Directors at the 1998 Annual Meeting of Shareholders will hold office for three years or as noted below. Their terms will expire at the 2001 Annual Meeting of Shareholders or upon the election and qualification of their successors.

The Board of Directors has by resolution nominated two individuals for election as Class III Directors at the 1998 Annual Meeting of Shareholders. These individuals, Richard A. Gurdjian and Kathleen M. Mohr, are not currently Directors of the Company.

Those persons who are elected as Class III Directors at the 1998 Annual Meeting of Shareholders will hold office for two years or as noted below. Their terms will expire at the 2000 Annual Meeting of Shareholders or upon the election and qualification of their successors.

If any of the nominees is unable to serve, the number of Directors to be elected at the Annual Meeting of Shareholders may be reduced by the number unable to serve and for whom no substitute is recommended by the Board of Directors.

Provided that a quorum is present (i.e., a majority of the shares of the Common Stock of the Company outstanding as of the record date and entitled to vote are represented, in person or by proxy, at the Annual Meeting), Directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast at the Annual Meeting. Thus, for this year, assuming the presence of a quorum, those nominees for election as Class I Directors receiving the six highest number of votes will be elected, and those nominees for election as Class II Directors receiving the two highest number of votes will be elected, regardless of the number of votes which for any reason, including abstentions, broker non-votes or withholding of authority to vote, are not cast for the election of such nominees.

So far as the Board is advised, only the eight persons named above as nominees will be nominated for election as Directors at the 1998 Annual Meeting of Shareholders. It is intended that the shares represented by Proxies in the accompanying form will be voted for the election of such nominees unless a contrary direction is indicated. If any of the nominees should be unable to serve, which the Board does not contemplate, the Proxies may be voted for the election of such other person or persons as the Board of Directors may recommend.

                       PROPOSAL 2 - INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors and the Board of Directors itself, recommends the ratification of Crowe, Chizek & Company, LLP as independent auditors for the Company and its subsidiary for the year ending December 31, 1998. Crowe, Chizek & Company, LLP first became the auditors for the Company in 1988.

A representative of the firm of Crowe, Chizek & Company, LLP will be present at the Annual Meeting to respond to appropriate questions in regard to their audit for 1997, and to make any comments that they deem appropriate.

                        DIRECTORS AND EXECUTIVE OFFICERS

LEGAL PROCEEDINGS
The Company is not involved in any material legal proceedings. The Bank is involved in ordinary routine litigation incident to its business; however, no such proceedings are expected to result in any material adverse effect on the operations or earnings of the Bank. Neither the Bank nor the Company is involved in any proceedings to which any director, principal officer, affiliate thereof, or person who owns of record or beneficially more than five percent (5%) of the outstanding stock of either the Company or the Bank, or any associate of the foregoing, is a party or has a material interest adverse to the Company or the Bank.

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS
The name and age of each nominee and each incumbent Director, his or her five-year business experience, and the year each became a Director of the Company, according to the information furnished to the Company by each nominee or incumbent Director are as follows:

Name, Age, and Five Year Business Experience (1)                        Director Since (2)
------------------------------------------------                        ------------------
DIRECTOR NOMINEES - TERMS EXPIRING IN 2001 (CLASS I)
L. Donald Bush, age 64; Farmer; Owner, Leland D. Bush & Sons                   1992

Patrick D. Farver, age 43; President and Chief Operating officer
(1994); Executive Vice President (through 1994), Blissfield
Manufacturing Co., Blissfield, Michigan                                        1993

Jeffrey A. Kuhman, age 51, Chief Executive Officer, Glycon Corp.,
supplier to the plastics extrusion industry, Tecumseh, Michigan                1997

James C. Lawson, age 50; private investor (1997); President, Lenawee
Fuels, Inc. (prior to 1997), Tecumseh, Michigan                                1986

D. J. Martin, age 58; President and Director, Martin's Home Center,
Tecumseh, Michigan                                                             1985

David E. Maxwell, age 58; Executive Vice President and Chief
Operating Officer; Director, Brazeway, Inc., manufacturer of extruded
aluminum tubing and related products, Adrian, Michigan                         1986

INCUMBENT DIRECTOR - NOT SEEKING RE-ELECTION (CLASS I)
------------------------------------------------------
James K. Whitehouse, age 51; Director, Gift and Estate Planning,
Albion College, Albion, Michigan                                               1991

INCUMBENT DIRECTORS - TERMS EXPIRING IN 1999 (CLASS II)
-------------------------------------------------------
John H. Foss, Age 55; Director, Vice President, Treasurer and Chief
Financial Officer, Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train
components, Tecumseh, Michigan                                                 1992

David S. Hickman, age 57; President and Chief Executive Officer of
the Company; Chairman and Chief Executive Officer of the Bank,
Tecumseh, Michigan                                                             1985

Ann Hinsdale Knisel, age 47; County Extension Director, Michigan
State University Extension Service, Adrian, Michigan.                          1993

John R. Robertstad, age 48, President, Chief Executive Officer and
Director, Lenawee Health Alliance, Adrian, Michigan                            1997

Jeffrey T. Robideau, age 38; President, Tecumseh Corrugated Box
Company, Tecumseh, Michigan                                                    1995

Richard S. Whelan, age 64; President and Director, Hoyt E. Whelan
Co., agricultural implement dealer, Tecumseh, Michigan                         1985

Name, Age, and Five Year Business Experience (1)                        Director Since (2)
------------------------------------------------                        ------------------
INCUMBENT DIRECTORS - TERMS EXPIRING IN 2000 (CLASS III)
David N. Berlin, age 49; President, The Metalloy Corporation,
foundry, die casting and machining of aluminum castings, Hudson,
Michigan                                                                       1991

Joseph D. Butcko, age 55; Chief Operating Officer, Crescive Die &
Tool, Inc., supplier of stamped metal products and assemblies to the automotive industry, Saline, Michigan; Co-owner, Clinton Gage &
Machine Tool, Inc., Tipton, Michigan; Co-owner, Saline Properties,
Inc., Saline, Michigan                                                         1997

Richard Niethammer, age 60; Owner of Niethammer Transport, Hammer
Trucking, RSK Leasing, York Woods Development and R&R Realty, Saline
Michigan                                                                       1997

John J. Wanke, age 48; Executive Vice President of the Company;
President and Chief Operating Officer of the Bank                              1994

INCUMBENT DIRECTORS - RETIRING IN 1998 (CLASS III)
--------------------------------------------------
Merlyn H. Downing, age 70; Chairman of the Company, Tecumseh, Michigan         1985

Charles E. Gross, age 69; CPA; Gross, Puckey, Gruel & Roof, P.C.,
Certified Public Accountants, Adrian Michigan                                  1989

DIRECTOR NOMINEES - TERMS EXPIRING IN 2000 (CLASS III)
------------------------------------------------------
Richard A. Gurdjian, age 53; President, Gurdjian & Associates, Inc.
insurance, Adrian, Michigan; Treasurer, Gurdjian and Associates
Financial Services, Inc., Adrian, Michigan; general agent, Guarantee
Life Insurance Company                                                         N/A

Kathryn M. Mohr, age 35; Attorney, Robison, Curphey & O'Connell, LLC,
Adrian, Michigan and Toledo, Ohio                                              N/A

DIRECTOR EMERITUS
-----------------
William G. Thompson, age 83, Retired Chairman, C.E.O. and Director,
Thompson Savings Bank, Hudson, Michigan                                        1992

----------------------------
  (1) None of the Incumbents or Director Nominees, with the exception of John H. Foss, serves as a Director of any other Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15
       (d) of such act, or any Company registered as an investment company under the Investment Company Act of 1940 as amended.

  (2) Incumbent Directors Downing, Hickman, Martin and Whelan were initially elected as Directors of the Company following its organization on May 31, 1985.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Following is a current listing of Executive Officers of the Company, setting forth the name, age, five-year business experience, and year each became an Executive Officer of the Company. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. Since Mr. Downing will retire from the Board effective with the 1998 Annual Meeting of Shareholders, it is anticipated that Mr. Hickman will be named Chairman and Chief Executive Officer of the Company at the 1998 Organizational Meeting of the Board. At its regular meetings, the Board may also make other Executive Officer appointments for the Company.

                                                                                     Year Became
                 Name, Age, and Five-Year Business Experience                      Executive Officer
-------------------------------------------------------------------------------  --------------------
Merlyn H. Downing, age 70; Chairman of the Company                                       1985

David S. Hickman, age 57; President and Chief Executive Officer of the
Company; Chairman and Chief Executive Officer of the Bank                                1985

John J. Wanke, age 48;  Executive Vice President of the Company;  President
and Chief Operating Officer of the Bank                                                  1987

Dale L. Chadderdon, age 49; Senior Vice President, Secretary and Treasurer of
the Company; Executive Vice President and Chief Financial Officer of the Bank            1987

Earl M. Roehm, age 55; Executive Vice President - Personal Banking of the Bank
(1995); Senior Vice President, First of America Bank - Ann Arbor (1962-1995)             1995

Richard L. Boyce, age 36; Senior Vice President & Trust Officer of the Bank              1995

Terry L. Douglass, age 48; Senior Vice President - Business Banking of the Bank          1995

DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL SHAREHOLDERS AND THEIR RELATED
     INTERESTS - TRANSACTIONS WITH THE BANK
Directors and Executive Officers of the Company, and their related interests, were customers of and had transactions (including loans and commitments to lend) with the Bank in the ordinary course of business during 1997. All such loans and commitments were made by the Bank on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 1997 to all Directors and Executive Officers of the Company, as a group, was $7,942,000. Any such loan transaction presently in effect with any Director or Executive Officer of the Company is current as of this date.

In May of 1997, the Bank entered into a lease agreement with Saline Properties, Inc., of which Director Joseph D. Butcko is a principal. The lease, at $2,081 per month for thirty-six months, is for property in Saline to be used as a banking office, and is on substantially the same terms as those prevailing at the time for comparable transactions with other persons. Mr. Butcko was subsequently appointed to the Board of Directors in September of 1997.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
The Boards of Directors of the Company and the Bank have both appointed Audit and Compliance Review Committees consisting of Charles E. Gross, James C. Lawson, David E. Maxwell, Jeffrey T. Robideau, John R. Robertstad and Richard
S. Whelan. One of the functions of these Committees is to meet with the internal and independent auditors to review audit procedures and reports and other matters with respect to the Company's and the Bank's financial reporting. The Committees also review examination reports of the Federal and State regulatory agencies and recommend to their respective Boards of Directors the selection of independent auditors. The Committees make periodic reports to their respective Boards of Directors regarding these matters.

The Company's Audit and Compliance Review Committee and the Bank's Audit and Compliance Review Committee each met six times during the year ended December 31, 1997. The Company itself has no standing nominating or compensation committees of the Board of Directors, but similar nominating and compensation functions are performed by the Executive Committee of the Board of Directors of the Bank.

The Executive Committee of the Board of Directors of the Bank met seven times during 1997, and is composed of the following Directors of the Bank: Merlyn H. Downing, John H. Foss, David S.

Hickman, James C. Lawson, Donald J. Martin, and David E. Maxwell. The Committee presents a slate of nominees for approval of the Board of Directors and submission to the shareholders. Additionally, the Committee reviews and recommends to the Board of Directors of the Bank the compensation paid to Executive Officers of the Bank and the amounts paid, if any, to officers under the Bank's Incentive Compensation Plan.

During the year ended December 31, 1997, the Board of Directors of the Company met a total of five times and the Board of Directors of the Bank met a total of twelve times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees of which he/she is a member, with the exception of David N. Berlin and Linda J. Herrick.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS
The Company has not paid any compensation, direct or indirect, to any officer. Moreover, management has no present intention of instituting any such compensation. In the event substantial duties unrelated to the operation of the Bank should develop, this policy will be re-examined as necessary to attract and retain qualified officers of the Company. The following table sets forth the total compensation awarded to, earned by, or paid by the Bank during 1997, 1996 and 1995 to the Executive Officers who had total annual salary and bonus which exceeded $100,000:

                                                           Annual Compensation
                                                        --------------------------       All Other
             Name and Principal Position                 Year      Salary    Bonus     Compensation
------------------------------------------------------  -------  --------  -------     ------------
David S. Hickman, President and C.E.O. of the Company    1997    $175,000  $32,928        $15,000
                                                         1996     156,500   25,325         15,000
                                                         1995     149,000   24,368         14,970
John J. Wanke, Executive Vice President of the Company   1997    $121,000  $22,611        $13,280
                                                         1996     111,000   16,855         12,562
                                                         1995     105,000   16,948         11,568
Earl M. Roehm, Executive Vice President of the Bank      1997    $112,500  $13,500        $12,132
                                                         1996     105,000   12,600         10,781

Executive and other officers and employees of the Bank receive cash bonus payments in addition to their base salaries. These discretionary bonuses are based on individual contributions to performance as measured by subjective and quantitative evaluations. These measures are constructed to recognize the influence of both external and internal factors on performance, and also include goals and objectives agreed upon by the plan participant and their evaluator. The calculation of share of profits to be distributed to the plan participants is constructed to provide awards consistent with the increase in profits, and is subject to change with the approval by the Board of Directors.

Bonuses for Executive Officers are accumulated over a five-year period, subject to an annual payment of 50% of the awarded bonus. After the fifth year, the participants receive 30% of the accumulated fund balance annually. Since amounts accrued pursuant to the plan are not unconditional and are subject to future events, only the amount actually paid for the years listed are included in the Compensation Table shown above, except where an amount has been deferred at the request of a participant.

Under the Senior Management Bonus Deferral Stock Plan adopted in 1996, Executive Officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payment in whole or in part in the form of shares of Company stock. Amounts deferred under this plan are included in the above table in the Bonus column.

The amount listed above under "All other Compensation" includes contributions to the Bank's Employee Savings Plan, commonly known as a 401(k) plan, on behalf of those listed, as "matching contribution" and "profit sharing contribution".

COMPENSATION OF DIRECTORS
Directors of the Company were paid an annual retainer of $600 with no additional fees for meetings attended. Directors of the Bank were paid an annual retainer of $3,000, plus fees for meetings attended according to the schedule below. No Director who is also an employee of either the Company or the Bank received any compensation for their services as a Director of the Company or the Bank.

      Meeting Attended                    Chairman     All other
      ----------------                    --------     ---------
          Board of Directors of the Bank    N/A          $225
          Executive Committee               N/A           165
          Loan Committee                    N/A           165
          Trust Committee                  $190           165
          Audit Committee                   190           165
          CRA Committee                     N/A           165

Directors who are not employees do not participate in any of the Bank's employee benefit programs, and receive no other direct or indirect compensation except for certain life insurance benefits. Mr. Hickman and Mr. Wanke are the only Directors that are paid a salary and are eligible for employee benefits. Directors have the option of deferring all or part of their annual retainers and Board meeting fees into the Director Retainer Stock Plan approved by Shareholders in 1996.

EMPLOYMENT CONTRACTS
The Company initiated annual employment contracts beginning in 1996 with each of the Executive Officers of the Company, with the exception of Mr. Downing. Under the terms of the contracts, Executive Officers are entitled to up to one year of severance pay in the event of termination for most reasons other than those relating to job performance. In return, each Executive Officer agrees not to compete in the financial services industry within the Bank's designated CRA community for a predetermined period of time following termination, and agrees to the results of arbitration in the event of a dispute.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Executive Committee of the Board of Directors serves as the Compensation Committee for the Company. The Committee reports that during 1997, Mr. Hickman, who is an Executive Officer of the Company, served as a member of the Executive Committee. However, Mr. Hickman did not participate in decisions with respect to his own compensation. No other Executive Officer served as a member of the Executive Committee during 1997.

In addition, the Committee reports that:

  1. No executive officer of the Company serves on the Compensation Committee of another entity, one of whose executive officers served on the compensation committee of the Company;

  2. No executive officer of the Company served as a Director of another entity, one of whose executive officers served on the compensation committee of the Company;

  3. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a Director of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Executive Committee of the Board of Directors serves as the Board Compensation Committee of the Company, and is composed of Directors Downing, Foss, Hickman, Lawson, Martin and Maxwell. The Committee reviews and recommends to the Board of Directors of the Bank the compensation paid to Executive Officers of the Bank and the amounts paid, if any, to officers under the Bank's Incentive Compensation Plan. The members of the above Committee offer the following explanation for the determination of the CEO's compensation for 1997:

The base salary for 1997 for Mr. Hickman reflects an increase from 1996. The Executive Committee is pleased with Mr. Hickman's leadership, and the combined performance of the entire senior management group. The compensation objective is to provide salaries above the midpoint of the range for banks in the $200 to $500 million asset peer group, and to award bonuses that are determined by financial performance.

                            STOCK PERFORMANCE GRAPH

The chart below shows the yearly percentage change in the Company's cumulative total shareholder return on its common stock. This increase is compared in the chart to similar changes in the Keefe, Bruyette & Woods, Inc. ("KBW") 50 index, as well as the Standard & Poor's 500 Stock Index. All prices are adjusted for stock splits and stock dividends. The index is calculated on a modified equal dollar weighted basis with January 1, 1993 as a base date.


                                   (GRAPH)

                                     1992   1993   1994   1995   1996   1997
                                    -----  -----  -----  -----  -----  -----
                          UBI       100.0  126.9  160.8  177.9  223.2  266.8
                          S & P 500 100.0  110.1  111.5  153.5  188.7  251.6
                          KBW 50    100.0  105.5  100.2  160.4  226.9  331.7




KBW is an institutionally oriented securities broker/ dealer and a full service investment bank. KBW is located in Hartford, CT and New York, and specializes in the commercial banking and thrift industries. The KBW 50 index is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is intended to be representative of the price-performance of the nation's largest banks.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

So far as is known to the Company, as of March 16, 1998, no persons except those listed below, owned beneficially more than five percent (5%) of the voting securities of the Company. With respect to the Bank, such securities are held in its Trust & Investment Group. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1997.

                                                           Amount and Nature of
Name and Address of Beneficial Owner                       Beneficial Ownership    Percent of Class
------------------------------------                       ----------------------  ----------------
Lilley & Co., a nominee of United Bank & Trust as Trustee
P.O. Box 248
Tecumseh, MI  49286                                           227,330(1)           13.8%

  (1) The Bank as Trustee has sole voting and sole investment powers with respect to 157,391 of the shares, and shared voting and shared investment powers with respect to the remaining 69,939 of these shares. It is the policy of the Bank's Trust & Investment Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Trust & Investment Group will generally vote with the management of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table discloses the name and address of each of the incumbent Directors, Director Nominees and Executive Officers, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1997, according to information furnished to the Company by said persons. The table also discloses the total number of shares beneficially owned by all of the incumbent Directors and Director nominees and Executive Officers of the Company as a group, and the percentage of ownership of said group in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1997, according to information furnished to the Company by said persons.

Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan. Therefore, shares representing amounts deferred in these plans are not included in the totals below.

                                               Amount and Nature of                             Percent of
Name and Address of Beneficial Owner          Beneficial Ownership (1)                          Class (11)
------------------------------------      -----------------------------                       ---------------
CLASS I DIRECTORS
-----------------
L. Donald Bush
9432 Welch Road
Tecumseh, Michigan  49286                              774                                           *

Patrick D. Farver
484 Seel Drive
Adrian, Michigan  49221                              3,032    (2)                                    *

Jeffrey A. Kuhman
8905 Hawthorne
Tecumseh, Michigan 49286                            13,499                                           *

James C. Lawson
513 N. Occidental.
Tecumseh, Michigan  49286                           17,239    (3)                                 1.05%

D. J. Martin
145 W. Chicago Boulevard
Tecumseh, Michigan  49286                           32,815                                        1.93%

David E. Maxwell
P.O. Box 749
Adrian, Michigan  49221                             19,643    (4)                                 1.15%


                                                   Amount and Nature of               Percent of
Name and Address of Beneficial Owner              Beneficial Ownership (1)           Class  (11)
------------------------------------          ---------------------------------  --------------------
James K. Whitehouse
2430 N. Maple Grove
Hudson, Michigan  49247                                    164    (5)                       *

CLASS II DIRECTORS
------------------
John H. Foss
100 E. Patterson
Tecumseh, Michigan  49286                                  661                             *

David S. Hickman
P.O. Box 248
Tecumseh, Michigan  49286                               33,190                           2.02%

Ann Hinsdale Knisel
4404 Livesay Rd.
Sand Creek, Michigan  49279                                204                             *

John R. Robertstad
682 Stoneridge Drive
Adrian, Michigan 49221                                     140                             *

Jeffrey T. Robideau
707 S. Evans Street
Tecumseh, Michigan 49286                                17,435    (6)                    1.06%

Richard S. Whelan
106 N. Occidental
Tecumseh, Michigan  49286                                3,178                              *

CLASS III DIRECTORS
-------------------
David N. Berlin
103 W. Main
Hudson, Michigan  49247                                    346                              *

Joseph D. Butcko
P.O. Box 96
Saline, Michigan 48176                                     600                              *

Merlyn H. Downing
406 Burt Street
Tecumseh, Michigan  49286                               16,972    (7)                    1.03%

Charles E. Gross
P.O. Box 606
Adrian, Michigan  49221                                  5,655    (8)                       *

Richard R. Niethammer
9367 Sunset Lake Drive
Saline, Michigan 48176                                     500                              *

John J. Wanke
P.O. Box 248
Tecumseh, Michigan 49286                                 1,085    (9)                       *

Name and Address of Beneficial Owner       Amount and Nature of Beneficial Ownership (1)    (11)
------------------------------------      ------------------------------------------------  --------------------
DIRECTOR NOMINEES
-----------------
Richard A. Gurdjian
525 Meadowbrook Drive
Adrian, Michigan 49221                                                             (10)              *

Kathryn M. Mohr
17837 Tecumseh Street
Dundee, Michigan 48131                                                             (10)              *

DIRECTOR EMERITUS
-----------------
William G. Thompson
331 W. Main
Hudson, Michigan  49247                                                     1,450                    *

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
----------------------------------------
Dale L. Chadderdon
P.O. Box 248
Tecumseh, Michigan  49286                                                   3,712                    *

Earl M. Roehm
P.O. Box 248
Tecumseh, Michigan  49286                                                     420                    *

Richard L. Boyce
P.O. Box 248
Tecumseh, Michigan 49286                                                      245                    *

Terry L. Douglass
P.O. Box 248
Tecumseh, Michigan 49286                                                      311                    *
                                                                          -------
All Directors and Executive Officers as a Group (26 persons)              173,270                  10.57%

  (1) The numbers of shares stated in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power.

  (2) Includes 1,457 shares with respect to which Mr. Farver has sole voting and investment power, and 1,575 shares with respect to which he has shared voting and investment power and no direct ownership interest.

  (3) Includes 5,065 shares to which Mr. Lawson has sole voting and investment power, and 12,174 shares with respect to which he has shared voting and investment power and no direct ownership interest.

  (4) Includes 17,007 shares to which Mr. Maxwell has sole voting and investment power, and 2,636 shares with respect to which he has shared voting and investment power and no direct ownership interest.

  (5) Includes 164 shares for which Mr. Whitehouse has shared voting and investment power and no direct ownership interest.

  (6) Includes 12,862 shares to which Mr. Robideau has sole voting and investment power, and 4,573 shares with respect to which he has shared voting and investment power.

  (7) Includes 5,072 shares to which Mr. Downing has sole voting and investment power, and 11,900 shares with respect to which he has shared voting and investment power and no direct ownership interest.

  (8) Includes 2,011 shares to which Mr. Gross has sole voting and investment power, and 3,644 shares with respect to which he has shared voting and investment power and no direct ownership interest.

  (9) Includes 938 shares to which Mr. Wanke has sole voting and investment power, and 147 shares with respect to which he has shared voting and investment power.

  (10) Mr. Gurdjian and Ms. Mohr are newly nominated as Directors, and plan to purchase stock of the Company as shares become available.

  (11) The symbol *, shown in this column, indicates ownership of less than 1%.

DISCLOSURE OF DELINQUENT FILERS
As far as can be determined by a review of Forms 3, 4 and 5 and amendments thereto as required by Section 12 of the Exchange Act, no persons who were so required, failed to file reports on a timely basis.

                                 OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented upon which a vote properly may be taken, it is intended that shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /S/ Dale L. Chadderdon
                                        ----------------------
March 27, 1998                          Dale L. Chadderdon
                                        Senior Vice President, Secretary and
                                        Treasurer

                                   APPENDIX A



                              UNITED BANCORP, INC.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                       AND
                        CONSOLIDATED FINANCIAL STATEMENTS



                                TABLE OF CONTENTS

The Business of United Bancorp, Inc.                               A-1
---------------------------------------------------------------------------

Management's Discussion and Analysis
  Results of Operations                                            A-2
  -------------------------------------------------------------------------
  Financial Condition                                              A-6
  -------------------------------------------------------------------------
  Liquidity, Funds Management and Market Risk                      A-9
  -------------------------------------------------------------------------
  Prospective Accounting and Regulatory Changes                    A-12
  -------------------------------------------------------------------------

Statement of Management Responsibility                             A-13
---------------------------------------------------------------------------

Report of Independent Auditors                                     A-14
---------------------------------------------------------------------------

Consolidated Financial Statements
  Consolidated Balance Sheets                                      A-15
  -------------------------------------------------------------------------
  Consolidated Statements of Income                                A-16
  -------------------------------------------------------------------------
  Consolidated Statements of Cash Flows                            A-17
  -------------------------------------------------------------------------
  Consolidated Statements of Changes in Shareholders' Equity       A-18
  -------------------------------------------------------------------------
  Notes to Consolidated Financial Statements                       A-19
  -------------------------------------------------------------------------


NATURE OF BUSINESS

United Bancorp, Inc. is a Michigan Bank Holding Company, with United Bank & Trust as its only wholly-owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, insurance, trust and investment services through a system of fifteen banking offices located in Lenawee, Monroe and Washtenaw Counties.


                                    Page A-1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS

This discussion provides information about the consolidated financial condition and results of operations of United Bancorp, Inc. ("Company") and its subsidiary, United Bank & Trust ("Bank").

In August of 1997, United Bank & Trust opened a banking office in Saline, Michigan, and in December, the Bank acquired the Dundee, Michigan office of NBD Bank. Both of these banking offices are now operating as offices of the Bank. In November, the Bank opened its recently-completed Downing Center for Operations and Staff Development. The Downing Center contributed 12,000 square feet of expansion space, and now houses several back-office functions of the Bank. The results of this 1997 expansion are included in the discussion that follows.

RESULTS OF OPERATIONS

Consolidated net income for 1997 continued to improve, up 5.5% from the record level of earnings achieved in 1996. Continued improvement in the Company's efficiency ratios contributed significantly to this performance. Record earnings were achieved in spite of flat interest margin, record expansion during the year, and higher than normal losses in the personal loan portfolio.

Earnings for the year accelerated through the year, with the fourth quarter of 1997 showing exceptional earnings levels. The chart below shows the trends in earnings for the four quarters of 1997.

        ------------------------------------------------------------------------------------------------------
        in thousands of dollars, where appropriate                   4th Qtr    3rd Qtr    2nd Qtr    1st Qtr
        ------------------------------------------------------------------------------------------------------
        Net interest income before provision                         $ 3,881    $ 3,779    $ 3,711    $ 3,442
        Provision for loan losses                                        655        230        190        180
        Noninterest income                                             1,155      1,131        943        895
        Noninterest expense                                            2,527      2,817      2,729      2,780
                                                                       -----     ------     ------     ------
        Net income                                                   $ 1,371    $ 1,350    $ 1,262    $ 1,030
        Return on average assets (a)                                   1.53%      1.50%      1.44%      1.19%
        Return on average shareholders' equity (a)                    15.89%     15.77%     15.11%     12.90%

          (a)  Annualized

As is apparent from the chart above, net interest income was a signiificant factor contributing to these continued increasing earnings. In addition, control of noninterest expense in spite of continued expansion, as well as steadily improving noninterest income, resulted in excellent levels of performance.

In part as a result of this slow start, and also as a result of heavy provision for loan losses, earnings ratios were behind those achieved in 1996. However, all ratios that measure earnings performance and returns were very positive, and reflect continuing recent trends in profitability and shareholder value. The chart below shows trends in some of these ratios. All figures are adjusted to reflect stock dividends.


        -------------------------------------------------------------------------------------------------------
                                                                                                     5 Year
         Performance Ratios                                            1997       1996       1995    Average
        -------------------------------------------------------------------------------------------------------
        Return on average assets                                       1.41%      1.45%      1.30%      1.33%
        Return on average shareholders' equity                        14.87%     15.63%     14.89%     15.46%
        Average equity to average total assets                         9.48%      9.27%      8.76%
        Dividend payout ratio                                          36.4%      34.9%      33.2%
        Book value per share                                         $ 21.55    $ 19.49    $ 17.57
        Cash dividends per share                                        1.11       1.01       0.82
        =======================================================================================================

                                    Page A-2

Book value per share is based on shares outstanding at December 31, of $1,646,030 for 1997, $1,565,890 for 1996 and $1,564,332 for 1995. Dividends per
share is based on shares outstanding of $1,644,095 in 1997, $1,564,302 in 1996 and $1,562,798 in 1995.

Net Interest Income
United Bancorp, Inc. derives its income primarily from net interest income, which is an important contributor to the Company's profitability. Attempts to influence deposit mix, as well as the benefit of continued growth, has resulted in margin ratios that are significantly improved over those achieved by the bank in years prior to 1995. The Yield Analysis table provides insight into the various components of net interest income, as well as the results of recent shifts in deposit mix that have helped to improve the margin.


                                     Yield Analysis of Consolidated Average Assets and Liabilities
                                 -----------------------------------------------------------------------------------------------
Dollars in Thousands                          1997                          1996                             1995
                                  -----------------------------------------------------------------------------------------------
                                   Average             Yield/   Average                Yield/    Average                Yield/
Assets                             Balance  Interest    Rate    Balance    Interest     Rate     Balance    Interest     Rate
                                  -----------------------------------------------------------------------------------------------
Interest earning assets (a)
Federal funds sold                  $ 4,011  $    215   5.37%  $   2,607   $    141    5.41%   $  3,644     $   215    5.91%
Taxable securities                   48,194     3,139   6.51%     48,132      2,949    6.13%     49,230       2,703    5.49%
Tax exempt securities (b)            32,659     2,553   7.82%     30,388      2,445    8.05%     25,408       2,166    8.52%
Taxable loans                       248,043    22,515   9.08%    226,229     20,511    9.07%    211,342      19,006    8.99%
Tax exempt loans (b)                  1,292       100   7.74%      1,092         91    8.33%      1,282         113    8.82%
                                  --------------------          -------------------            ---------------------
Total interest earning
   assets (b)                       334,199  $ 28,522   8.53%    308,448   $ 26,138    8.47%    290,906     $24,203    8.32%
Cash and due from banks               9,524                        8,639                          7,759
Premises and
   equipment, net                     9,167                        8,702                          8,420
Intangible assets                     1,490                        1,591                          1,804
Other assets                          3,605                        2,938                          3,003
Unrealized loss on secur-
   ities available for sale             133                          (15)                          (421)
Allowance for loan losses            (2,312)                      (2,235)                        (2,181)
                                  ---------                    ---------                       --------
Total Assets                      $ 355,806                    $ 328,068                       $309,290
                                  =========                    =========                       ========

Liabilities and Shareholders' Equity
Interest bearing liabilities
NOW accounts                      $  38,959  $    590   1.51%  $  38,883   $    691    1.78%   $ 36,347     $   763    2.10%
Savings deposits                     70,742     2,029   2.87%     74,796      2,113    2.82%     73,092       2,124    2.91%
CDs $100,000 and over                41,209     2,408   5.84%     37,553      2,193    5.84%     29,942       1,829    6.11%
Other int. bearing deposits         123,846     6,985   5.64%    104,993      5,918    5.64%    105,001       5,824    5.55%
                                  -------------------          ----------------------          ----------------------
Total int. bearing deposits         274,756    12,013   4.37%    256,225     10,916    4.26%    244,382      10,540    4.31%
Short term borrowings                 3,380       157   4.64%      3,189        173    5.43%      3,854         236    6.12%
Other borrowings                     11,479       724   6.31%      9,074        525    5.79%      6,000         308    5.14%
                                  -------------------          ----------------------          -----------------------
Total int. bearing liabilities      289,615  $ 12,893   4.45%    268,488   $ 11,614    4.33%    254,236     $11,084    4.36%
Nonint. bearing deposits             29,365                       26,616                         25,821
Other liabilities                     3,105                        2,563                          2,136
Shareholders' equity                 33,721                       30,401                         27,097
                                  ---------                    ----------------------          --------
Total Liabilities and
   Shareholders' Equity           $ 355,806                    $ 328,068                       $309,290
                                  ==========                   =========                       ========
Net interest income                          $ 15,629                      $ 14,523                         $13,119
Net spread                                              4.08%                          4.15%                           3.96%
Net yield on interest earning assets (b)                4.68%                          4.71%                           4.51%
Ratio of interest earning assets to
   interest bearing liabilities                          1.15                           1.15                            1.14

  (a) Non-accrual loans and overdrafts are included in the average balances of loans.
  (b)   Fully tax-equivalent basis; 34% tax rate.



                                    Page A-3

Net interest income was up 7.8% over 1996. During 1997, yields on earning assets increased, although at a slower rate of increase than the Company's cost of funds. This resulted in lower spread for the year, but funds were utilized more efficiently, resulting in a net interest margin that remained substantially unchanged from 1996.

As noted from the data in the tables below, substantially all of the improvement in net interest margin during 1997 came as a result of changes in volume. Of the total increase in interest income, 94.5% was due to volume improvements, while 103.3% of the increase in interest expense was a result of volume increases. Interest rate changes during the year did not have a significant impact on the margin during 1997.

The tables below demonstrate the effect of volume and rate changes on net interest income on a taxable equivalent basis for the last two years. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccrual loans are included in total loans, and changes are treated as volume variances.

-------------------------------------------------------------------------------------------------------------------------
                                                  1997 compared to 1996                      1996 compared to 1995
                                               Increase (decrease) due to:                Increase (decrease) due to:
In thousands of dollars                        Volume     Rate       Net                  Volume      Rate       Net
                                               ------     ----       ---                  ------      ----       ---
-------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Federal funds sold                          $    75      $  (1)   $    74               $   (57)    $  (17)   $   (74)
   Taxable securities                                4        186        190                   (61)       307        246
   Tax exempt securities                           179        (71)       108                   406       (127)       279
   Taxable loans                                 1,980         24      2,004                 1,349        156      1,505
   Tax exempt loans                                 16         (7)         9                   (16)        (6)       (22)
   ----------------------------------------------------------------------------------------------------------------------
        Total interest income                  $ 2,254      $ 131    $ 2,385               $ 1,621     $  313    $ 1,934

Interest expense on:
   NOW accounts                                $     1      $(102)   $  (101)                 $ 51     $ (123)   $   (72)
   Savings deposits                               (116)        33        (83)                   49        (60)       (11)
   Interest bearing CDs $100,000 or more           214          1        215                   447        (83)       364
   Other interest bearing deposits               1,063          3      1,066                     0         94         94
   Short term borrowings                            10        (27)       (17)                  (38)       (25)       (63)
   Other borrowings                                149         50        199                   174         43        217
   ----------------------------------------------------------------------------------------------------------------------
        Total interest expense                 $ 1,321      $ (42)   $ 1,279               $   683     $ (154)   $   529
   ----------------------------------------------------------------------------------------------------------------------

Net change in net interest income              $   933      $ 173    $ 1,106               $   938     $  467    $ 1,405
==========================================================================================================================

Provision for Loan Losses
During 1997, the Bank continued to experience deterioration in the quality of its installment loan portfolio, principally as a result of indirect installment loans that were placed on the books in 1994, 1995 and 1996. This deterioration, as well as continued growth in the business and personal loan categories, caused Management to provide additional protection against potential losses in the portfolio. A provision which exceeded 1996 levels by nearly 100% followed the Bank's 1996 increase in provision by 74% over 1995 levels. This provision provided for potential losses inherent in the current portfolio, and funded actual charge-offs.

While these percentage increases are high, the absolute amounts are relatively low. The Bank has consistently low levels of nonperforming loans, and loan loss history continues to be excellent compared to peers. The use of an independent loan review function for business loans and careful monitoring of loans by Management allows the Bank to maintain its high level of quality in the loan portfolio. In addition, further steps were undertaken during 1997 to strengthen the collection efforts on loans already on the books, and underwriting standards have been re-evaluated. All of these factors combine with the Bank's high level of residential real estate loans to support an allowance as a percent of total loans at a level that is somewhat below average for a commercial bank.

                                    Page A-4

Noninterest Income
Total noninterest income increased 12.6% in 1997 over 1996. A number of items contributed to this continued improvement. Deposit service charges continued to show steady strong improvement over prior years. The shifting mix of the deposit portfolio has increased the percentage of accounts contributing service charges, and total service charges on deposits increased 21.8% in 1997 over 1996. This compares to an increase of 25.0% in 1996 over 1995.

Also contributing to the overall profitability of the Company is the Trust & Investment Group of the Bank, as gross income generated from trust fees continued to rise. Total Trust & Investment Group fee income increased 34.0% in 1997, compared to increases of 7.5% in 1996 and 9.6% in 1995 over 1994. This earnings growth is a direct result of growth of assets managed by the Department due to new business as well as favorable market trends. At December 31, 1997, assets managed by the Department were $259.3 million, up 30.1% from December 31, 1996. Future increases in Trust fee income are dependent on the growth of the Department and the market value of assets managed, but are expected to continue to increase in future periods.

Income from the sales and servicing of loans continued to provide noninterest income, although income from this source was down 23.0% in 1997 compared to 1996. The Bank maintains a portfolio of sold loans which it continues to service, and this servicing provides ongoing income for the life of the loans. The Bank generally markets its production of fixed rate long term mortgages in the secondary market, and retains adjustable rate mortgages for its portfolio. During 1996, clients exhibited a preference for fixed rate loans, resulting in a greater proportion of those loans originated by the Bank being sold in the secondary market. This trend reversed in 1997, as clients generally selected adjustable rate mortgages rather than fixed rates. This resulted directly in a reduction in fee income resulting from the sale of these loans. The Bank currently services $98.4 million of sold loans, compared to $86.2 million at the end of 1996. These loans will continue to generate fee income in future periods.

In 1995, the Michigan Banking Code was modified to permit state banks to sell insurance products of all kinds. United Bank & Trust subsequently formed an insurance agency, which commenced business in 1996. Through late 1997, the sale of nondeposit investment products was accomplished through an agreement with Security First. Under this agreement, employees of Security First sold annuities and mutual funds in United's banking offices, and the income was recorded on the books of the Bank's insurance agency. Late in 1997, this arrangement was modified, and the former sales persons of Security First became employees of United Bank & Trust. This will change the accounting presentation for this product's income and expenses in future periods, as fee income will be shown as a gross number, and the costs of operating the department will be reflected in the Bank's operating expenses.

Total income provided from the sale of nondeposit investment products declined during 1997 as a result of decreased sales volumes. This decrease in volumes was a result of significant changes in the staffing of the department late in 1996. Volumes in the latter part of 1997 have once again improved, and continued contribution on the part of the Bank's insurance agency is anticipated. In addition, the Bank participated in forming a title insurance company, and income generated from this venture is reflected in the income of the agency.

Management anticipates that noninterest income will continue to be emphasized in the future as a significant source of income to augment net interest income in light of continued increased competition in the financial services markets. During 1997, non-banking segments of the Company's business generated substantially all of the increases in fee income for the year.


Noninterest Expense
In spite of the expansion and growth experienced in 1997, noninterest expenses increased at a moderate level. During the year, the Bank opened a new office in Saline, and purchased the Dundee branch of NBD Bank. In addition, a 12,000 square foot building was constructed to house many of the operations and staff development functions of the Bank. These changes came during the last half of the year, however, so the full impact on earnings will not be realized until future periods. The two new banking offices will provide income to offset the overhead added to establish them, while the new operations and staff development center provided much-needed expansion space to accommodate the growth of the Bank.

                                    Page A-5

Personnel expense continues to be the largest single area of expense, but increased only 5.4% during 1997, compared to an increase of 8.9% from 1995 to 1996. Total full-time equivalent staffing was 170.5 at December 31, 1997, compared to 159.5 at December 31, 1996. Of this increase, 10 full-time equivalent staff additions relate specifically to the two new banking offices added during the year.

The cost of operating fifteen banking offices contributes significantly to the noninterest expense of the Company. However, during 1997, the rate of growth continued to slow, and net occupancy and equipment expense increased 8.0%, compared to 12.1% from 1995 to 1996 and 17.1% in 1995 over 1994. As noted above, however, the expansion experienced in the second half of 1997 will result in added overhead in future years. Overall, the Company did an excellent job of containing all other operating expenses during the year, with an increase of 3.3% from 1996 to 1997.

Federal Income Tax
The Company's effective federal tax rate remained substantially unchanged from prior years. Tax exempt income continues to be a significant factor in the tax calculation for the Company, due to the relatively large portion of the investment portfolio carried in tax exempt municipal securities. The Bank intends to continue to invest in these securities as long as liquidity, safety and tax equivalent yields make them an attractive alternative.

The chart below shows the effective federal tax rates of the Company for the past three years.


        ------------------------------------------------------------------------------------------------------
        Effective Tax Rates, in thousands of dollars where appropriate             1997       1996       1995
        ------------------------------------------------------------------------------------------------------
        Income before tax                                                       $ 6,829    $ 6,464    $ 5,457
        Federal income tax accrual                                                1,816      1,713      1,422
        Effective federal tax rate                                                26.6%      26.5%      26.1%
        =====================================================================================================


FINANCIAL CONDITION

Securities
The securities portfolio continued to increase moderately in size during 1997, following the modest growth experienced in 1996. The changes in the various categories of the portfolio are shown in the chart below.

        ------------------------------------------------------------------------------------------------------
        Change in Categories of Securities Portfolio, in thousands of dollars                 1997       1996
        ------------------------------------------------------------------------------------------------------
        U.S. Treasury and agency securities                                               $ (5,082)  $(10,009)
        Mortgage backed agency securities                                                    1,156     13,308
        Tax exempt obligations of states and political subdivisions                          3,776      3,216
        Corporate, taxable municipal and asset backed securities                             1,307     (5,396)
        ------------------------------------------------------------------------------------------------------
          Change in total securities                                                       $ 1,314    $ 1,119
        ======================================================================================================

Recent trends in interest rates have made it less advantageous to hold U.S. Treasury and agency securities. In addition, the Bank's portfolio of mortgage-backed agency securities has not been replaced as it has paid out. Substantially all of the growth in the portfolio was in holdings in tax exempt obligations of states and political subdivisions. The Company's current and projected tax position continues to make carrying these securities valuable to the Bank. In addition, the Company does not anticipate being subject to the alternative minimum tax in the near future. The investment in local municipal issues also reflects the Company's commitment to the development of the local area through support of its political subdivisions. The following chart shows the mix of the securities portfolio.

        ---------------------------------------------------------------------------------------------------------
        Percentage Makeup of Securities Portfolio at December 31,                             1997       1996
        --------------------------------------------------------------------------------------------------------
        U.S. Treasury and agency securities                                                     11.6%      18.1%
        Mortgage backed agency securities                                                       36.6%      35.6%
        Tax exempt obligations of states and political subdivisions                             43.7%      39.6%
        Corporate, taxable municipal and asset backed securities                                 8.1%       6.6%
        --------------------------------------------------------------------------------------------------------
          Total securities                                                                     100.0%     100.0%
        ========================================================================================================

                                    Page A-6

Investments in U.S. Treasury and agency securities are considered to possess low credit risk. Obligations of U.S. government agency mortgage-backed securities possess a somewhat higher interest rate risk due to certain prepayment risks. The municipal portfolio contains a small amount of geographic risk, as approximately 21.3% of that portfolio is issued by political subdivisions located within Lenawee County, Michigan. The Bank's portfolio contains no "high risk" mortgage securities or structured notes.

The net unrealized gain on securities available for sale nearly doubled from 1996 to 1997, with minimal growth in the portfolio, as market interest rates declined during the period. These unrealized gains and losses are temporary, since they are a result of market changes, rather than a reflection of credit quality. Management has no specific intent to sell any securities classified as either held to maturity or available for sale.

Loans
Loan growth at 9.7% continued near the strong pace experienced in 1996. However, unlike 1996, the growth in the portfolio was principally in the residential mortgage and business portfolios. As a result of strong competition and rising losses in the consumer loan market, growth was curtailed during the year in the direct and indirect installment loan products. The increase in tax exempt loans reflects a recent shift on the part of some local municipalities to a preference for term loans, as opposed to the issuance of bonds.

        ---------------------------------------------------------------------------------------------------------
        Percentage Change in Categories of Loan Portfolio                                     1997       1996
        ---------------------------------------------------------------------------------------------------------
        Personal                                                                                 1.2%      21.0%
        Business                                                                                12.5%      15.6%
        Tax exempt                                                                              37.5%     -11.9%
        Residential mortgage                                                                    11.2%      -2.8%
        Construction                                                                            30.0%     114.2%
          Total loans                                                                            9.7%      11.0%
        =========================================================================================================

The Bank continues to be the single largest provider of residential mortgage loans in Lenawee County. As a full service lender, the Bank offers a variety of home mortgage loan products in its market. Entry into the Dundee and Saline markets, combined with the addition of full-time lenders and mortgage originators in those markets, should provide opportunities for future continued growth in all loan portfolios.

During 1996, construction loan activity increased significantly, reflecting strong growth of the residential housing market in the Bank's market area. This growth continued in 1997, although at a somewhat slower pace than experienced in 1996. These loans will convert to variable rate residential mortgages to be retained in the Bank's portfolio, or to fixed rate mortgages to be sold in the secondary market.

Credit Quality
The Company continues to maintain a high level of asset quality as a result of actively monitoring delinquencies, nonperforming assets and potential problem loans. The aggregate amount of non-performing loans is presented in the table below. For purposes of that summary, loans renewed on market terms existing at the time of renewal are not considered troubled debt restructurings. The accrual of interest income is discontinued when a loan becomes 90 days past due unless it is both well secured and in the process of collection, or the borrower's capacity to repay the loan and the collateral value appear sufficient. The chart below shows the amount of nonperforming assets by category for each of the past five years.

        ------------------------------------------------------------------------------------------------------
        Nonperforming Loans, in thousands of dollars         1997       1996       1995       1994       1993
        ------------------------------------------------------------------------------------------------------
        Nonaccrual loans                                  $    71    $   450     $   41     $  110     $  172
        Loans past due 90 days or more                        910        663        163        517         21
        Troubled debt restructurings                          138          0          0          2         34
        ------------------------------------------------------------------------------------------------------
          Total nonperforming loans                         1,119      1,113        204        629        227
        Other real estate                                     473        335         43         81         67
        ------------------------------------------------------------------------------------------------------
          Total nonperforming assets                      $ 1,592    $ 1,448     $  247     $  710     $  294
        ======================================================================================================
        Percent of total loans                              0.60%      0.60%      0.11%      0.34%      0.15%
        ======================================================================================================

                                    Page A-7

By the end of 1997, nonaccrual loans had returned to the low levels previously experienced by the Company. While delinquency within the personal loan portfolio has increased during the year, total nonperforming assets remained at the same level as a percent of total loans as they were at December 31, 1996.

In general, banks have experienced higher delinquencies during 1997 and 1996 than in recent periods, as personal borrowings reached all-time high levels. United has noted the same increase in delinquency as consumers near their debt limits. In addition, past due loans increased during the year as personal loan volumes exceeded the capacity of the collections department of the Bank. Restructuring of the collection department during the fourth quarter of 1997 should assure the reduction in this category of nonperforming loans in the near future. While some further losses are anticipated, the Company's delinquency ratios remain well below that of most other banks of similar size.

The amount listed above for other real estate reflect two residential properties and one commercial property, all of which were acquired in lieu of foreclosure. The commercial property has been leased to a third party with an option to purchase and no loss is anticipated. Some minimal losses are possible on resale of the residential properties.

Credit quality is dependent in part on the makeup of the loan portfolio. The chart below shows the percentage makeup of the loan portfolio.

        --------------------------------------------------------------------------------------------------------
        Percentage Makeup of Loan Portfolio at December 31,                                     1997       1996
        --------------------------------------------------------------------------------------------------------
        Personal - direct                                                                       16.2%      16.2%
        Personal - indirect                                                                     10.3%      12.5%
        Business                                                                                27.9%      27.2%
        Tax exempt                                                                               0.6%       0.4%
        Residential mortgage                                                                    39.5%      39.0%
        Construction                                                                             5.5%       4.6%
        --------------------------------------------------------------------------------------------------------
          Total loans                                                                          100.0%     100.0%
        ========================================================================================================


The largest single category above is also generally the one with the least risk. Loans to finance residential mortgages, including construction loans, make up 45.0% of the portfolio, and are well-secured and have had historically low levels of net losses. Personal and business loans make up the balance of the portfolio in approximately equal proportions.

Personal loan balances were $70.5 million at December 31, 1997. Of those loans, approximately 75.3% are direct and indirect installment loans, compared to 76.8% at the end of 1996. Home equity loans comprise another 17.0% of personal loans, and the balance consists of credit card loans and unsecured revolving line of credit loans, including overdraft protection. Installment loans consist primarily of loans for consumer durable goods, principally automobiles. Indirect personal loans consist of loans for automobiles and manufactured housing.

Business loans carry the largest balances per loan, and therefore, any single loss would be proportionally larger than losses in other portfolios. Because of this, in addition to the precautions taken with credit quality in the other portfolios, the Bank uses an independent loan review firm to assess the continued quality of its business loan portfolio. Business loans contain no significant concentrations other than geographic concentrations within Lenawee, Monroe or Washtenaw Counties.

Further information concerning credit quality is contained in Note 6 of the Notes to Consolidated Financial Statements.

Deposits
Deposit balances grew steadily during 1997, although the addition of the Saline office and the acquisition of $12.2 million of deposits in Dundee skewed the growth toward the fourth quarter. In 1996, the Company introduced a new cash management account which contributed to deposit growth in the fourth quarter of that year, and that growth continued in 1997. Total deposit growth for 1997 was 6.4%, exceeding the 1996 growth rate of 4.4%.

                                    Page A-8

As in the past, the majority of the Bank's deposits are derived from core client sources, relating to long term relationships with local personal, business and public clients.

        --------------------------------------------------------------------------------------------------------
        Percentage Change in Deposits by Category                                             1997       1996
        --------------------------------------------------------------------------------------------------------
        Noninterest bearing                                                                      5.2%       2.6%
        Interest bearing certificates of $100,000 or more                                       -8.0%      22.1%
        Other interest bearing                                                                   9.3%       1.9%
          Total deposits                                                                         6.4%       4.4%
        ========================================================================================================

The chart above shows the percentage change in deposits by category at December 31, 1997 and 1996. The chart below shows the percentage makeup of the deposit portfolio in 1997 and 1996.

        --------------------------------------------------------------------------------------------------------
        Percentage Breakdown of Deposit Portfolio as of December 31,                          1997       1996
        --------------------------------------------------------------------------------------------------------
        Noninterest bearing deposits                                                            10.1%      10.2%
        Interest bearing certificates of $100,000 or more                                       12.2%      14.1%
        Other interest bearing deposits                                                         77.7%      75.7%
        --------------------------------------------------------------------------------------------------------
          Total deposits                                                                       100.0%     100.0%
        ========================================================================================================

In financial institutions, the presence of interest bearing certificates greater than $100,000 often indicates a reliance upon purchased funds. However, in the Bank's deposit portfolio, these balances represent core deposits of local clients. The Bank does not support its growth through purchased or brokered deposits.

The Bank's deposit rates are consistently competitive with other banks in its market area, including those new markets that the Bank entered in 1997.

Cash Equivalents and Borrowed Funds
Loan and deposit growth did not parallel each other during 1997 and 1996, resulting in several periods when the Bank became a borrower in the federal funds market. In addition, the Bank continued to use short term advances from the Federal Home Loan Bank as a source of liquidity, rather than liquidate portions of the investment portfolio to meet temporary funding needs.

The Company also found it advantageous during 1996 to utilize longer term borrowings from the Federal Home Loan Bank of Indianapolis. These long-term borrowings, which remained on the books of the Bank throughout 1997 and are detailed in Note 11 of the Notes to Consolidated Financial Statements, served to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. Additional information regarding borrowed funds is found immediately below.

LIQUIDITY, FUNDS MANAGEMENT AND MARKET RISK

Liquidity
Throughout 1997, the Company participated in the federal funds market; at times as a provider of funds and at other times as a purchaser. In addition, at times when it appeared to be advantageous to do so, the Company utilized short term advances from the Federal Home Loan Bank ("FHLB") in place of federal funds borrowed. Funding needs varied throughout the year, but overall, federal funds sold averaged approximately $1.3 million higher in 1997 than in 1996, while short term borrowed funds, which included federal funds and FHLB advances, averaged approximately $3.6 million less than in 1996.

                                    Page A-9

The chart below shows the change in levels of the average short term funds position of the Bank by month during 1996 and 1997.


                                  1997                                                         1996
               --------------------------------------------                -----------------------------------------
                                Fed              Short Term                               Fed             Short Term
                              Funds                Advances                              Funds              Advances
               Jan            13,423               (10,000)                Jan           2,035                   0
               Feb            14,479                (8,571)                Feb           3,592                   0
   (GRAPH)     Mar             9,106                     0                 Mar           4,874                   0
               Apr             5,440                     0                 Apr           3,460                   0
               May            (2,997)                    0                 May            (197)                  0
               Jun            (5,593)                    0                 Jun          (2,163)                  0
               Jul             1,268                     0                 Jul          (9,216)               (161)
               Aug            (1,336)                    0                 Aug          (9,471)             (5,323)
               Sep               187                     0                 Sep          (2,537)            (10,000)
               Oct            (6,710)                    0                 Oct          (4,361)            (10,000)
               Nov            (9,410)                    0                 Nov           3,503             (10,000)
               Dec            (2,035)                    0                 Dec          10,984             (10,000)

The Bank monitors its liquidity position regularly, and is in compliance with regulatory guidelines for liquidity. The Company has a number of liquidity sources other than deposits, including federal funds and other lines of credit with correspondent banks, securities available for sale, and a line of credit with the FHLB. Information concerning available lines is contained in Note 11 of the Notes to Consolidated Financial Statements.

Funds Management and Market Risk
The composition of the Company's balance sheet consists of investments in interest earning assets (loans and investment securities) that are funded by interest bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk.

Bank policies place strong emphasis on stabilizing net interest margin, with the goal of providing a sustained level of satisfactory earnings. The Funds Management, Investment and Loan policies provide direction for the flow of funds necessary to supply the needs of depositors and borrowers. Management of interest sensitive assets and liabilities is also necessary to reduce interest rate risk during times of fluctuating interest rates.

Interest rate risk is the exposure of the Company's financial condition to adverse movements in interest rates. It results from differences in the maturities or timing of coupon adjustments of the Company's assets, liabilities and off-balance sheet instruments; from changes in the slope of the yield curve; from imperfect correlations in the adjustment of rates earned and paid on different financial instruments with otherwise similar repricing characteristics; and from interest rate related options embedded in the Company's products such as prepayment and early withdrawal options.

A number of measures are used to monitor and manage interest rate risk, including interest sensitivity (gap) and income simulation analyses. A gap model is the primary tool used to assess this risk with supplemental information supplied by an income simulation model. The simulation model is used to estimate the effect that specific interest rate changes would have on 12 months of pretax net interest income assuming an immediate and sustained up or down parallel change in interest rates of 200 basis points. Key assumptions in the models include prepayment speeds on mortgage related assets; cash flows and maturities of financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions.

Based on the results of the simulation model as of December 31, 1997, the Company would expect a maximum potential reduction in net interest margin of less than 5% if market rates increased under an immediate and sustained parallel shift of 200 basis points.


                                   Page A-10

The following table provides information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as market and historical experience of the impact of interest rate fluctuations on the prepayment of residential loans and mortgage-backed securities. For core deposits (noninterest bearing checking, interest bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents estimated principal cash flows and related weighted average interest rates based on the Company's historical experience and management's judgment concerning their most likely withdrawal behaviors. Weighted average variable rates are based on current rates and indexes. The Company currently has no market sensitive instruments entered into for trading purposes and no off-balance-sheet interest rate swaps or caps. The information is in thousands of dollars as of December 31, 1997.


                                                    PRINCIPAL AMOUNT MATURING IN:                               FAIR VALUE
RATE-SENSITIVE ASSETS:                  1998     1999       2000       2001     2002     THEREAFTER   TOTAL     12/31/97
                                        -----    -----      -----      -----    -----    ----------   -----     --------
Fixed rate loans                     $ 36,174  $20,000   $ 19,747    $16,052    $10,926   $ 43,259  $ 146,158  $ 146,581
Average interest rate                    8.9%     9.4%       9.0%       8.7%       8.7%       7.8%       8.7%
Variable rate loans                  $ 20,775  $ 9,055   $ 10,876    $ 9,087    $ 8,062   $ 61,245  $ 119,100  $ 119,308
Average interest rate                    9.3%     9.0%       9.0%       9.0%       9.0%       9.1%       9.1%
Fixed rate investments               $ 12,347  $17,353   $ 11,443    $12,766    $ 4,940   $  9,308  $  68,157  $  69,536
Average interest rate                    6.0%     6.2%       6.2%       6.0%       5.6%       5.5%       6.0%
Variable rate investments            $  1,830  $ 1,789   $    851    $   747    $   548   $  3,800  $   9,565  $   9,663
Average interest rate                    6.9%     6.8%       6.8%       6.8%       6.8%       6.9%       6.9%
Other interest earning assets        $  1,576  $     -   $      -    $     -    $     -   $      -  $   1,576  $   1,576
Average interest rate                    8.0%                                                            8.0%

RATE-SENSITIVE LIABILITIES:
Noninterest bearing demand           $      -  $     -   $      -    $     -    $     -   $ 31,924  $  31,924  $  31,924
Average interest rate                                                                         0.0%       0.0%
Savings & interest bearing demand    $ 63,850  $ 3,831   $  3,831    $ 3,831    $ 3,831   $ 61,297  $ 140,471  $ 140,471
Average interest rate                    4.4%     2.0%       2.0%       2.0%       2.0%       2.0%       2.9%
Time deposits                        $ 92,613  $35,478   $ 14,053    $ 1,506    $   736   $     53  $ 144,439  $ 144,675
Average interest rate                    5.5%     6.0%       6.1%       5.9%       5.4%       6.7%       5.7%
Fixed rate borrowings                $  3,000  $ 7,000   $      -    $     -    $     -   $      -  $  10,000  $   9,990
Average interest rate                    6.0%     6.0%                                                   6.0%
Other interest bearing liabilities   $  4,942  $     -   $      -    $     -    $     -   $      -  $   4,942  $   4,942
Average interest rate                    6.5%                                                            6.5%

The Company's exposure to market risk is reviewed on a regular basis by the Funds Management Committee. The Committee's policy objective is to manage the Company's assets and liabilities to provide an optimum and consistent level of earnings within the framework of acceptable risk standards.

The Funds Management Committee of the Bank is also responsible for evaluating and anticipating various risks other than interest rate risk. Those risks include prepayment risk, credit risk and liquidity risk. The Committee is made up of senior members of management, and continually monitors the makeup of interest sensitive assets and liabilities to assure appropriate liquidity, maintain interest margins and to protect earnings in the face of changing interest rates and other economic factors.

The Funds Management policy of the Bank provides for a level of interest sensitivity which, Management believes, allows the Bank to take advantage of opportunities within the market relating to liquidity and interest rate risk, allowing flexibility without subjecting the Bank to undue exposure to risk. In addition, other measures are used to evaluate and project the anticipated results of Management's decisions.

                                   Page A-11

The table below shows the rate sensitivity of earning assets and interest bearing liabilities as of December 31, 1997. Loans and investments are categorized using their scheduled payment dates, where applicable. Savings, NOW and money market deposit accounts are considered to be immediately repriceable. All other liabilities are reported by their scheduled maturities, and no adjustments for possible prepayments are included in the table.

-------------------------------------------------------------------------------------------------------------------------
                                              INTEREST SENSITIVITY SUMMARY
-------------------------------------------------------------------------------------------------------------------------
                                                                                                      Over 10
In thousands of dollars                                   0-3 Mo.    4-12 Mo.   1-5 Yrs    5-10 Yrs   Years      Total
-------------------------------------------------------------------------------------------------------------------------
Securities and fed funds sold                            $ 14,396   $  9,466   $ 46,502   $  7,848   $  1,460  $  79,672
Loans                                                      65,928     52,335    101,724     33,685     11,586    265,258
-------------------------------------------------------------------------------------------------------------------------
   Total earning assets                                  $ 80,324   $ 61,801   $148,226   $ 41,533   $ 13,046  $ 344,930

Negotiated rate time deposits of $100,000 or more        $ 14,005   $ 14,244   $ 10,364                        $  38,613
Other interest bearing deposits                           156,327     47,871     41,405         53               245,656
Repurchase agreements                                         642                                                    642
Other borrowings                                            4,942      3,000      7,000                           14,942
-------------------------------------------------------------------------------------------------------------------------
   Total interest bearing liabilities                    $175,916   $ 65,115   $ 58,769   $     53             $ 299,853
-------------------------------------------------------------------------------------------------------------------------
Net asset (liability) funding gap                        $(95,592)  $ (3,314)  $ 89,457   $ 41,480   $ 13,046  $  45,077

Cumulative net asset (liability) funding gap             $(95,592)  $(98,906)  $ (9,449)  $ 32,031   $ 45,077
Cumulative gap ratio                                         0.46       0.59       0.97       1.11       1.15 to one
Cumulative gap as a percent of total assets                -25.8%     -26.7%      -2.6%       8.7%      12.2%
=========================================================================================================================

CAPITAL RESOURCES

It is the policy of the Company to pay 30% to 35% of net earnings as cash dividends to shareholders. These dividends have resulted in a dividend yield of approximately 3.25% and 3.6% in 1997 and 1996. Five percent stock dividends were paid to shareholders in 1997 and 1996. The stock of the Company is traded locally over the counter, and demand consistently exceeds supply.

The capital ratios of the Bank and the Company continued to increase through the retention of earnings during 1997. Capital ratios exceed the levels required by its regulators, and Management continues to evaluate methods to optimize the high levels of equity of the Company. The table in Note 18 of the Notes to Financial Statements details the capital ratios of the Company, and the Company is considered to be well-capitalized by its regulators.

The Company maintains a five year plan, and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include maintaining capital growth in relation to asset growth, and the retention of earnings to fund growth while providing a reasonable return to shareholders.

PROSPECTIVE ACCOUNTING AND REGULATORY CHANGES

Information concerning the adoption of prospective accounting changes is reviewed in Note 1 of the Notes to Consolidated Financial Statements.

Management of the Company has formed an internal task force to evaluate the potential costs, problems and uncertainties surrounding the so-called Year 2000 issue, and to determine the effect of these factors on the operations of the Company. Management does not believe that the cost of addressing the Year 2000 issue is a material event that would cause reported financial information not to be necessarily indicative of future operating results or financial condition. No material effect on the Company's products, services or competitive conditions is anticipated.

Management is not aware of any other trends, events or uncertainties that are likely to have a material effect on the Company's liquidity, capital resources, or operations. In addition, Management is not aware of any current recommendations by regulatory authorities, other than those previously discussed, which would have such an effect.


                                   Page A-12

STATEMENT OF MANAGEMENT'S RESPONSIBILITY
United Bancorp, Inc. and Subsidiary


     Financial Statements
     The Management of United Bancorp, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The financial statements contained herein have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by Management. The Company also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

     The financial statements have been audited by the independent accounting firm of Crowe, Chizek and Company LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of shareholders, the board of directors and committees of the board. The Company believes that all representations made to the independent auditors during their audit were valid and appropriate. Crowe Chizek's audit report is presented on the following page.

     Internal Control System
     The Company maintains a system of internal control over financial reporting which is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements. The system contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified. The Board, operating through its audit committee, which is composed entirely of Directors who are not officers or employees of the Company, provides oversight to the financial reporting process. Even an effective internal control system, no matter how well designed, has inherent limitations, including the possibility of circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control system may vary over time.

     The Company assessed its internal control system as of December 31, 1997. Based on its assessment, the Company believes that, as of December 31, 1997, its system of internal control over financial reporting is adequate and appropriate.

    United Bancorp, Inc.



    /S/ David S. Hickman
    ----------------------------------------
    David S. Hickman
    President and Chief Executive Officer



    /S/ John J. Wanke
    ----------------------------------------
    John J. Wanke
    Executive Vice President



    /S/ Dale L. Chadderdon
    ----------------------------------------
    Dale L. Chadderdon
    Senior Vice President, Secretary and Treasurer


                                  Page A-13

REPORT OF INDEPENDENT AUDITORS
United Bancorp, Inc. and Subsidiary

                             [CROWE CHIZEK LOGO]


Shareholders and Board of Directors
United Bancorp, Inc.
Tecumseh, Michigan


We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                     /S/ Crowe, Chizek and Company LLP
                                    ---------------------------------------
                                    Crowe, Chizek and Company LLP


Grand Rapids, Michigan
January 23, 1998

                                  Page A-14

CONSOLIDATED BALANCE SHEETS
United Bancorp, Inc. and Subsidiary


------------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
In thousands of dollars                                                                          1997         1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and demand balances in other banks                                                          $ 10,406      $ 10,252
Federal funds sold                                                                                      -        11,400
------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                                    10,406        21,652

Securities available for sale                                                                      42,488        44,990
Securities held to maturity; fair value of $38,287 in 1997 and $34,391 in 1996                     37,164        33,348
------------------------------------------------------------------------------------------------------------------------
Total securities                                                                                   79,652        78,338

Loans held for sale                                                                                   141           799
Portfolio loans                                                                                   265,117       241,054
------------------------------------------------------------------------------------------------------------------------
Total loans                                                                                       265,258       241,853
Less allowance for loan losses                                                                      2,467         2,320
------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                         262,791       239,533

Premises and equipment, net                                                                        10,933         8,775
Accrued interest receivable and other assets                                                        6,489         5,072
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                      370,271       353,370
========================================================================================================================

LIABILITIES
Deposits
    Noninterest bearing deposits                                                                   31,924        30,335
    Interest bearing certificates of deposit of $100,000 or more                                   38,714        42,060
    Other interest bearing deposits                                                               246,197       225,308
    --------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                    316,835       297,703

Short term borrowings                                                                               4,942           609
Other borrowings                                                                                   10,000        20,000
Accrued interest payable and other liabilities                                                      3,028         3,010
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                 334,805       321,322
------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock and paid in capital, no par value; 5,000,000 shares authorized,
    1,646,030 shares issued and outstanding in 1997 and 1,565,890 in 1996                          16,366        13,500
Retained earnings                                                                                  18,867        18,419
Net unrealized gain on securities available for sale                                                  233           129
------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                         35,466        32,048
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                      $ 370,271     $ 353,370
========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                                            Page A-15

CONSOLIDATED STATEMENTS OF INCOME
United Bancorp, Inc. and Subsidiary


------------------------------------------------------------------------------------------------------------------------
                                                                                   For the years ended December 31,
In thousands of dollars, except per share data                                      1997         1996         1995
------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans
    Taxable                                                                         $ 22,515     $ 20,511      $ 19,006
    Tax exempt                                                                            69           63            78
Securities
    Taxable                                                                            3,139        2,949         2,703
    Tax exempt                                                                         1,767        1,687         1,490
Federal funds sold                                                                       215          141           215
------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                 27,705       25,351        23,492
------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Certificates of deposit of $100,000 or more                                            2,408        2,193         1,829
Other deposits                                                                         9,604        8,723         8,711
Short term borrowings                                                                    157          173           236
Other borrowings                                                                         724          525           308
------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                12,893       11,614        11,084
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                   14,812       13,737        12,408
Provision for loan losses                                                              1,255          628           361
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                   13,557       13,109        12,047
------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Service charges on deposit accounts                                                    1,490        1,223           978
Trust & Investment fee income                                                          1,301          971           903
Gains on securities transactions                                                           5            8             4
Loan sales and servicing                                                                 573          604           389
Sales of nondeposit investment products                                                  321          417           272
Other income                                                                             434          439           432
------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                               4,124        3,662         2,978
------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries and employee benefits                                                         5,654        5,363         4,927
Occupancy and equipment expense, net                                                   2,076        1,922         1,715
Other expense                                                                          3,122        3,022         2,926
------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                             10,852       10,307         9,568
------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE FEDERAL INCOME TAX                                                       6,829        6,464         5,457
Federal income tax                                                                     1,816        1,713         1,422
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $ 5,013      $ 4,751       $ 4,035
========================================================================================================================

Earnings per share and earnings per common share assuming dilution                    $ 3.05       $ 2.89        $ 2.46
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                   Page A-16

CONSOLIDATED STATEMENTS OF CASH FLOWS
United Bancorp, Inc. and Subsidiary


------------------------------------------------------------------------------------------------------------------------
                                                                                      For the years ended December 31,
In thousands of dollars                                                               1997         1996           1995
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                          $  5,013     $  4,751      $  4,035

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Depreciation and amortization                                                          1,396        1,469         1,491
Provision for loan losses                                                              1,255          628           361
Provision for losses on loans held for sale                                                -            -          (118)
Gain on sale of loans                                                                   (374)        (209)         (119)
Proceeds from sales of loans originated for sale                                      25,528       26,829        26,312
Loans originated for sale                                                            (24,496)     (27,158)      (25,035)
Gain on sale of securities                                                                (5)          (8)           (4)
Change in accrued interest receivable and other assets                                (1,470)         (48)           32
Change in accrued interest payable and other liabilities                                 (49)          29           671
------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                      1,785        1,532         3,591
------------------------------------------------------------------------------------------------------------------------
Net cash from operating activities                                                     6,798        6,283         7,626
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale
    Purchases                                                                        (11,040)     (20,670)      (19,132)
    Sales                                                                              2,002          732             -
    Maturities                                                                         5,747       14,000        13,546
    Principal payments                                                                 5,925        6,214         3,216
Securities held to maturity
    Purchases                                                                        (14,091)      (5,570)       (4,529)
    Sales                                                                                  -            -            93
    Maturities and calls                                                              10,221        2,638         6,780
Net increase in portfolio loans                                                      (25,309)     (24,438)       (8,399)
Premises and equipment expenditures                                                   (3,279)      (1,370)         (990)
------------------------------------------------------------------------------------------------------------------------
Net cash from investing activities                                                   (29,824)     (28,464)       (9,415)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits                                                                19,132       12,531        20,888
Net change in short term borrowings                                                    4,333           31        (6,222)
Principal payments on other borrowings                                               (10,000)      (8,000)       (3,000)
Proceeds from other borrowings                                                             -       22,000         3,000
Proceeds from common stock transactions                                                  124           78            41
Dividends paid                                                                        (1,809)      (1,524)       (1,250)
------------------------------------------------------------------------------------------------------------------------
Net cash from financing activities                                                    11,780       25,116        13,457
------------------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                              (11,246)       2,935        11,668

Cash and cash equivalents at beginning of year                                        21,652       18,717         7,049
------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $ 10,406     $ 21,652      $ 18,717
========================================================================================================================

                                   Page A-17

United Bancorp, Inc. and Subsidiary


------------------------------------------------------------------------------------------------------------------------
                                                                                      For the years ended December 31,
In thousands of dollars                                                             1997           1996          1995
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid                                                                       $ 12,861     $ 11,421      $ 10,972
Income tax paid                                                                     $  1,803     $  1,719      $  1,275

Non-cash transfer from portfolio loans to other real estate                         $    138     $    445      $     43

  The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
United Bancorp, Inc. and Subsidiary


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data                                        1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK AND PAID IN CAPITAL
Beginning balance                                                                   $ 13,500     $ 11,262      $ 11,221
Stock dividends declared; 78,292 shares in 1997
    and 74,492 shares in 1996                                                          2,740        2,160             -
Common stock transactions; net shares of 1,848 in 1997,
    1,559 in 1996 and 1,465 in 1995                                                       67           52            41
Shares issuable under director and management deferred stock plans                        59           26             -
------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                      $ 16,366     $ 13,500      $ 11,262

RETAINED EARNINGS
Beginning balance                                                                   $ 18,419     $ 17,486      $ 14,791
Net income                                                                             5,013        4,751         4,035
Cash dividends declared; $1.109 per share in 1997, $1.009 in 1996
    and $0.817 in 1995                                                                (1,823)      (1,658)       (1,340)
Common stock dividends paid; 5% in 1997 and 1996                                      (2,740)      (2,160)            -
Director and management deferred stock plans                                              (2)           -             -
------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                      $ 18,867     $ 18,419      $ 17,486

NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE
Beginning balance                                                                   $    129     $    105      $   (854)
Valuation adjustments, net of tax                                                        104           24           959
------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                      $    233     $    129      $    105

Total Shareholders' Equity                                                          $ 35,466     $ 32,048      $ 28,853
========================================================================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

                                   Page A-18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Bancorp, Inc. and Subsidiary

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
The consolidated financial statements include the accounts of United Bancorp, Inc. ("Company") and its wholly owned subsidiary, United Bank & Trust ("Bank"), after elimination of significant intercompany transactions and accounts. The Company is engaged 100% in the business of commercial and retail banking, insurance, and trust and investment services, with operations conducted through its main office and fourteen offices located in Lenawee, Washtenaw and Monroe Counties in southeastern Michigan. These Counties are the source of substantially all of the Company's deposit, loan, insurance and trust activities.

USE OF ESTIMATES
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as affecting the disclosures provided. Actual results could differ from those estimates. The collectability of loans and the fair values of financial instruments are particularly subject to change.

SECURITIES
Securities available for sale consist of bonds and notes which might be sold prior to maturity. Securities classified as available for sale are reported at their fair values and the related net unrealized holding gain or loss is reported, net of related income tax effect, as a separate component of shareholders' equity until realized. Realized gains or losses are based upon the amortized cost of the specific securities sold.

Bonds and notes for which Management has the positive intent and the ability to hold to maturity are reported at amortized cost. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

LOANS
Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by Management to absorb losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, amount and composition of the loan portfolio, and other factors. The allowance is increased by provisions for loan losses charged to income and reduced by net charge-offs.

Loan impairment is reported when full payment under the loan terms is not expected. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral. Loans are evaluated for impairment when payments are delayed or when the internal grading system indicates a substandard or doubtful classification.


                                  Page A-19

Smaller-balance homogeneous loans are residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans, and are collectively evaluated for impairment. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, including the Bank's loans to the borrower, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of 30 days or more. Business loans are rated "Class 1," "Class 2" and "All Other." Class 1 are substandard and Class 2 are special mention loans. Loans in these categories are individually evaluated for impairment. All other loans are considered to be satisfactory. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectable. This typically occurs when the loan is 120 or more days past due. Disclosures for impaired loans are not materially different from nonaccrual and renegotiated loan disclosures or non-performing and past-due asset disclosures.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation. The provisions for depreciation are computed principally by the straight line method, based on useful lives of ten to forty years for premises and five to eight years for equipment. These assets are reviewed for impairment under Financial Accounting Standard No. 121 when events indicate the carrying value may not be recoverable.

OTHER REAL ESTATE OWNED
Other real estate, which is included with other assets, consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure and property acquired for possible future expansion. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by Management and the real estate is carried at the lower of cost basis or fair value. The historical average holding period for such properties is less than 18 months.

INTANGIBLE ASSETS
The value of core deposits acquired in bank and branch acquisitions is amortized on an accelerated method over the expected lives of the related accounts. The excess of purchase price over the fair value of assets and liabilities acquired (goodwill) is amortized on a straight-line basis over fifteen years. Intangibles are evaluated for impairment and written down, if necessary.

SERVICING RIGHTS
The Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," as amended by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities" at January 1, 1996 and 1997. These Statements change the accounting for mortgage servicing rights retained by the loan originator. Under these Statements, if the originator sells or securitizes mortgage loans and retains the related servicing rights, the total cost of the mortgage loan is allocated between the loan (without the servicing rights) and the servicing rights, based on their relative fair values. The costs allocated to mortgage servicing rights are recorded as a separate asset and amortized in proportion to, and over the life of, the net servicing income.

The Company currently retains servicing on substantially all loans originated and sold into the secondary market. Accordingly, the Statement applies to most loan sales. In general, this Statement increases the amount of income recognized when loans are sold and reduces the amount of income recognized during the servicing period. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates, remaining loan terms and prepayment characteristics.

                                  Page A-20

INCOME TAX
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of net tax assets.

EARNINGS PER SHARE
Earnings per share is computed under provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which was adopted in the fourth quarter of 1997. Adoption of the Statement did not change Earnings Per Share amounts previously reported by the Company for prior periods. Amounts reported as earnings per share are based upon the weighted average number of shares outstanding plus the weighted average number of contingently issuable shares associated with the Directors' and Senior Management Group's deferred stock plans. In May, 1997 and 1996 five percent stock dividends were paid. Earnings per share, dividends per share and weighted average shares have been restated to reflect the stock dividends. The weighted average number of shares outstanding was 1,644,095 for 1997, 1,642,517 for 1996 and 1,640,938 for 1995.
The weighted average of contingently issuable shares was 2,001 and 266 for 1997 and 1996.

For purposes of this Statement, cash and cash equivalents include cash on hand, demand balances with banks, and federal funds sold. Federal funds are generally sold for one day periods. The Company reports net cash flows for client loan and deposit transactions, deposits made with other financial institutions, and short term borrowings.

PENDING ACCOUNTING CHANGES
Financial Accounting Standard No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board in 1997. It establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in the financial statements. It includes all changes in equity during a period, other than those resulting from investments by owners and distributions to owners. Components of other comprehensive income include, for example, unrealized gains and losses on available for sale securities. The Statement is effective for years beginning after December 15, 1997. The effect on the financial statements will be minimal.

Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information," was also issued in 1997. The Statement establishes standards for the way companies report information regarding operating segments in the financial statements. Operating segments are parts of a business about which separate financial information is available in assessing performance and allocating resources. Generally speaking, information required by the Statement is the same information used internally by the Company to evaluate segment performance and determine resource allocation among segments. The Statement is effective for years beginning after December 31, 1997. The effect on the financial statements will be minimal.

RECLASSIFICATIONS
Some items in prior year financial statements have been reclassified to conform with current year's presentation.

NOTE 2 - ACQUISITIONS
On December 5, 1997, the Bank acquired one office and related deposits from NBD Bank. Approximately $12.2 million of deposits were assumed. Core deposit premium associated with these deposits is not material. The excess of fair value over book value of the net assets acquired was $1.2 million. The transaction was accounted for under the purchase method, and intangible assets acquired are being amortized over their estimated economic lives.

NOTE 3 - RESTRICTIONS ON CASH AND DEMAND BALANCES IN OTHER BANKS
The Bank is required to maintain average reserve balances in the form of cash or balances due from the Federal Reserve Bank. These reserve balances vary depending on the level of client deposits in the Bank. The amounts of reserve balances required at December 31, 1997 and 1996 were approximately $3,390,000 and $2,351,000.

                                  Page A-21

NOTE 4 - SECURITIES
The amortized cost and fair value of securities, in thousands of dollars, as of December 31, 1997, 1996 and 1995 are as follows:


------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                          Amortized    Unrealized    Unrealized      Fair
In thousands of dollars                                                  Cost         Gains         Losses        Value
------------------------------------------------------------------------------------------------------------------------
1997
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                    $  9,003        $ 219        $ (10)     $  9,212
Mortgage backed agency securities                                        29,011          194          (58)       29,147
Asset backed and other securities                                         4,120            9            -         4,129
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 42,134        $ 422        $ (68)     $ 42,488
========================================================================================================================

1996
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                    $ 14,085        $ 131       $   (8)     $ 14,208
Mortgage backed agency securities                                        27,855          174         (108)       27,921
Asset backed and other securities                                         2,853            8            -         2,861
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 44,793        $ 313       $ (116)     $ 44,990
========================================================================================================================

1995
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                    $ 15,088        $  33       $  (34)     $ 15,087
Mortgage backed agency securities                                        26,854          260         (109)       27,005
Asset backed and other securities                                         3,319            9            -         3,328
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 45,261        $ 302       $ (143)     $ 45,420
========================================================================================================================



------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity
In thousands of dollars
------------------------------------------------------------------------------------------------------------------------
1997
------------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions            $ 34,835      $ 1,135        $ (14)     $ 35,956
Corporate and taxable municipal securities                                2,329            2            -         2,331
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 37,164      $ 1,137        $ (14)     $ 38,287
========================================================================================================================

1996
------------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions            $ 31,059      $ 1,048        $ (10)     $ 32,097
Corporate and taxable municipal securities                                2,289            5            -         2,294
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 33,348      $ 1,053        $ (10)     $ 34,391
========================================================================================================================

1995
------------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions            $ 28,883      $ 1,329         $ (7)     $ 30,205
Corporate and taxable municipal securities                                1,612           16            -         1,628
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $ 30,495      $ 1,345         $ (7)     $ 31,833
========================================================================================================================

Sales activities for securities for the years indicated are shown in the following table. All sales during 1997 and 1996 were of securities identified as available for sale. Proceeds for 1995 relate to the sale of one security from the held to maturity category, which was sold due to a significant deterioration in the credit quality of the issuing municipality, resulting from losses on certain derivatives.


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                 1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
Sales proceeds                                                                       $ 2,002        $ 732          $ 93
Gross gains                                                                                6            8             4
Gross losses                                                                              (1)           -             -
========================================================================================================================

                                  Page A-22

The amortized cost and fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed securities are included in periods based on their estimated lives.


------------------------------------------------------------------------------------------------------------------------
                                                                        Available for Sale         Held to Maturity
SECURITIES                                                              ------------------         ----------------
As of December 31, 1997                                                Amortized       Fair      Amortized       Fair
In thousands of dollars                                                  Cost         Value        Cost          Value
------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                $  1,207     $  1,209     $  4,896      $  4,915
Due after one year through five years                                    39,351       39,703       18,140        18,699
Due after five years through ten years                                        -            -        9,660        10,074
Due after ten years                                                           -            -        4,468         4,599
Equity investments                                                        1,576        1,576            -             -
------------------------------------------------------------------------------------------------------------------------
Total securities                                                       $ 42,134     $ 42,488     $ 37,164      $ 38,287
========================================================================================================================

Securities carried at $8,879,000 and $10,811,000 as of December 31, 1997 and 1996 were pledged to secure deposits of public funds, repurchase agreements, and for other purposes as required by law.

NOTE 5 - LOANS
The table below shows total loans outstanding, including loans held for sale, at December 31. All loans are domestic and contain no concentrations by industry or client.


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                           1997           1996
------------------------------------------------------------------------------------------------------------------------
Personal                                                                                        $  70,308     $  69,477
Business, including commercial mortgages                                                           74,080        65,823
Tax exempt                                                                                          1,482         1,078
Residential mortgage                                                                              104,659        93,456
Residential mortgages held for sale                                                                   141           799
Construction                                                                                       14,588        11,220
------------------------------------------------------------------------------------------------------------------------
Total loans                                                                                     $ 265,258     $ 241,853
========================================================================================================================

NOTE 6 - ALLOWANCE FOR LOAN LOSSES
An analysis of the allowance for loan losses for the years ended December 31 follows:


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                 1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                   $ 2,320      $ 2,197       $ 2,127
Loans charged off                                                                     (1,189)        (572)         (361)
Recoveries credited to allowance                                                          81           67            70
Provision charged to operations                                                        1,255          628           361
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                                 $ 2,467      $ 2,320       $ 2,197
========================================================================================================================

Information regarding impaired loans for the years ended December 31 follows:


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                              1997          1996
------------------------------------------------------------------------------------------------------------------------
Average investment in impaired loans                                                                $ 938         $ 679
Interest income recognized on impaired loans                                                           79            67
    Interest income recognized on a cash basis                                                         60            56

Balance of impaired loans at December 31                                                            $ 973         $ 610
    Portion for which no allowance for loan losses is allocated                                       764             -
    Portion for which an allowance for loan losses is allocated                                       209           610
    Portion of allowance for loan losses allocated to impaired loans                                   26           163
========================================================================================================================

                                   Page A-23

NOTE 7 - LOAN SERVICING
Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of mortgage loans serviced for others was $98,385,000 and $86,762,000 at December 31, 1997 and 1996. The balance of loans serviced for others related to servicing rights that have been capitalized was $46,621,000 and $24,986,000 at December 31, 1997 and 1996.

Unamortized cost of mortgage servicing rights for the period ended December 31, follows:

------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                              1997          1996
------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                                                $ 185         $   -
Amount capitalized                                                                                    190           196
Amount amortized                                                                                      (35)          (11)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                                              $ 340         $ 185
========================================================================================================================

No valuation allowance was considered necessary for mortgage servicing rights at December 31, 1997 and 1996.


NOTE 8 - PREMISES AND EQUIPMENT
Premises and equipment as of December 31, consisted of the following:

------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                            1997          1996
------------------------------------------------------------------------------------------------------------------------
Land                                                                                             $  1,575       $ 1,135
Buildings and improvements                                                                          8,645         7,160
Furniture and equipment                                                                             5,954         4,937
Computer software                                                                                   1,096           853
------------------------------------------------------------------------------------------------------------------------
Total cost                                                                                         17,270        14,085
Less accumulated depreciation                                                                      (6,337)       (5,310)
------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                      $ 10,933       $ 8,775
========================================================================================================================

Depreciation expense was approximately $1,078,000 in 1997, $999,000 in 1996 and $895,000 in 1995.


NOTE 9 - DEPOSITS
Information relating to maturities of time deposits as of December 31, is summarized below:

------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                           1997           1996
------------------------------------------------------------------------------------------------------------------------
Within one year                                                                                 $  92,613     $  82,347
Between one and two years                                                                          35,478        35,456
Between two and three years                                                                        14,053        12,467
Between three and four years                                                                        1,506         9,804
Between four and five years                                                                           736         1,030
More than five years                                                                                   53            45
------------------------------------------------------------------------------------------------------------------------
Total time deposits                                                                             $ 144,439     $ 141,149
========================================================================================================================


NOTE 10 - SHORT TERM BORROWINGS
The Company has several credit facilities in place for short term borrowing which are used on occasion as a source of liquidity. These facilities consist of borrowing authority totaling $14.0 million from two major correspondent banks to purchase federal funds on a daily basis. There was $4.3 million outstanding at December 31, 1997 and no outstanding balance at December 31, 1996.

                                   Page A-24

The Bank also enters into sales of securities under agreements to repurchase (repurchase agreements). These agreements generally mature within one to 120 days from the transaction date. U.S. Treasury and agency securities involved with the agreements are recorded as assets and are generally held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain clients as an investment alternative to deposit products.

Information concerning securities sold under agreements to repurchase is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                                1997                      1996
------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                  Amount      Rate           Amount     Rate
------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                  $   642       5.40%         $ 609      5.21%
Average balance during the year                                             618       5.17%           599      5.22%
Maximum month end balance during the year                                   642                       609

U.S. Treasury and agency securities underlying the agreements at year end
    Carrying value                                                      $ 1,028                     $ 997
    Fair value                                                            1,028                       997
========================================================================================================================


NOTE 11 - OTHER BORROWINGS
The Bank carried fixed rate, noncallable advances from the FHLB totaling $10.0 million at December 31, 1997. Those advances consist of $3.0 million at 5.99% due in 1998, and $7.0 million at 5.97% due in 1999. These advances are collateralized by residential mortgage loans under a blanket security agreement. The unpaid principal balance of the loans pledged as collateral must equal at least 160% of the funds advanced. The five percent commitment fee paid with the advance due in 1998 is being amortized using the interest method over the life of the advance. Interest payments are made monthly, with principal due at maturity.


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its clients. These financial instruments include commitments to make loans, unused lines of credit, and letters of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans and investments recorded in the consolidated financial statements. The Bank's commitments to extend credit are agreements at predetermined terms, as long as the client continues to meet specified criteria, with fixed expiration dates or termination clauses.

The following table shows the commitments to make loans and the unused lines of credit available to Bank clients at December 31:


------------------------------------------------------------------------------------------------------------------------
                                                                               1997                      1996
------------------------------------------------------------------------------------------------------------------------
                                                                        Variable      Fixed       Variable       Fixed
In thousands of dollars                                                   Rate         Rate         Rate         Rate
========================================================================================================================
Commitments to make loans                                               $ 2,715      $ 4,952      $ 4,234       $ 2,560
Unused lines of credit                                                   42,234        2,632       37,387         2,837
Standby letters of credit                                                 4,871                     5,992
========================================================================================================================

Commitments to make loans generally expire within thirty to ninety days, while unused lines of credit expire at the maturity date of the individual loans.
At December 31, 1997, the rates for amounts in the fixed rate category ranged from 6.8% to 10.0%.

                                   Page A-25

NOTE 13 - FEDERAL INCOME TAX
Income tax expense consists of the following for the years ended December 31:


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                 1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
Current                                                                              $ 1,814      $ 1,671       $ 1,311
Deferred                                                                                   2           42           111
------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                             $ 1,816      $ 1,713       $ 1,422
------------------------------------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at December 31, are as follows:


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                              1997          1996
------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                                                                          $  565        $  515
Deferred compensation                                                                                 124            88
Other                                                                                                  14            97
------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                          $  703        $  700

Deferred tax liabilities:
Property and equipment                                                                             $ (473)       $ (507)
Mortgage servicing rights                                                                            (116)          (63)
Core deposit intangible                                                                               (74)         (101)
Unrealized appreciation on securities available for sale                                             (120)          (67)
Other                                                                                                (202)         (189)
------------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                                     $ (985)       $ (927)
------------------------------------------------------------------------------------------------------------------------

Net deferred tax liability                                                                         $ (282)       $ (227)
========================================================================================================================

A reconciliation between total federal income tax and the amount computed through the use of the federal statutory tax rate for the years ended is as follows:


------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                 1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
Income taxes at statutory rate of 34%                                                $ 2,322      $ 2,198       $ 1,856
Effect of non-taxable income                                                            (536)        (515)         (464)
Other                                                                                     30           30            30
------------------------------------------------------------------------------------------------------------------------
Total federal income tax                                                             $ 1,816      $ 1,713       $ 1,422
========================================================================================================================

NOTE 14- RELATED PARTY TRANSACTIONS
Certain directors and executive officers of the Company and the Bank, including their immediate families and companies in which they are principal owners, are clients of the Bank. Loans to these parties did not, in the opinion of Management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of these loans at December 31, 1996 was $3,364,000. During 1997, new loans to such related parties amounted to $5,079,000 and repayments amounted to $501,000, resulting in a balance at December 31, 1997 of $7,942,000. Related party deposits totaled $5,004,000 and $1,247,000 at December 31, 1997 and 1996.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES
Banking laws and regulations restrict the amount the Bank can transfer to the Company in the form of cash dividends and loans. At December 31, 1997, $15.0 million of retained earnings of the Bank were available for distribution to the Company as dividends without prior regulatory approval. It is not the intent of Management to pay dividends in amounts which would reduce the capital of the Bank to a level below that which is considered prudent by Management and in accordance with the guidelines of regulatory authorities.

                                   Page A-26

NOTE 16 - EMPLOYEE BENEFIT PLANS
EMPLOYEE SAVINGS PLAN
The Bank maintains a 401(k) employee savings plan which is available to substantially all employees. Individual employees may make contributions to the plan up to 12% of their compensation for 1997 and 1996. The maximum contribution was 15% of their compensation for years prior to 1996. The Bank offers discretionary matching of funds for a percentage of the employee contribution, plus an amount based on Bank earnings. The Bank's contributions for 1997, 1996 and 1995 were $348,000, $329,000 and $313,000.

Beginning in 1995, the Company began offering employees the option of purchasing Company stock with the match portion of their 401(k) contribution. On that basis 1,775 shares in 1997, 1,622 shares in 1996 and 1,465 shares in 1995 of United Bancorp, Inc. common stock were issued to the 401(k) plan for the benefit of plan participants who so elected Company stock for their match.

INCENTIVE COMPENSATION PLAN
Bonuses for officers and supervisory personnel are administered under an incentive compensation plan which requires a minimum return on assets before any performance incentive award can be made. Bonuses for the six executive officers consist of both cash and deferred cash payments, while payments for other participants are not deferred. Incentive compensation expense is included in salaries and employee benefits.

DIRECTOR RETAINER STOCK PLAN
In 1996, the Company adopted a deferred compensation plan designated as the Director Retainer Stock Plan. The plan is intended to provide eligible directors of the Company and/or the Bank with a means of deferring payment of retainers and certain fees payable to them for Board service. The Director Plan did not increase any cash retainers or fees payable for board service, and any retainers or fees elected to be deferred under the plan by an eligible director ultimately will be payable in common stock or cash at the discretion of the participant, in an amount equivalent to the market value of common stock at the time of payment.

SENIOR MANAGEMENT BONUS DEFERRAL STOCK PLAN
In 1996, the Company also adopted a deferred compensation plan designated as the Senior Management Bonus Deferral Stock Plan. The Management Plan has essentially the same purposes as the Director Plan discussed above and permits eligible employees of the Company or of the Bank or another affiliated entity to elect cash bonus deferrals and, after employment termination, to receive payouts in whole or in part in the form of common stock on terms substantially similar to those of the Director Plan. The Management Plan did not increase the amounts of bonuses potentially payable to any employee.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

During 1997, the Company discontinued postretirement health care and life insurance benefits for future retirees. Approximately $151,000 of prior years liability was reversed and actual costs incurred for current retirees are included in operating expense.

                                  Page A-27

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair value of principal financial assets and liabilities were as follows:


------------------------------------------------------------------------------------------------------------------------
                                                             December 31, 1997                     December 31, 1996
------------------------------------------------------------------------------------------------------------------------
                                                           Carrying                              Carrying
In thousands of dollars                                      Value    Fair Value                  Value       Fair Value
------------------------------------------------------------------------------------------------------------------------
Financial Assets
    Cash and cash equivalents                             $  10,406   $  10,406                 $  21,652     $  21,652
    Securities                                               79,652      80,775                    78,338        79,381
    Net loans                                               262,791     263,422                   239,533       239,505
    Accrued interest receivable                               2,284       2,284                     2,126         2,126

Financial Liabilities
    Deposit liabilities                                   $ 316,835   $ 317,070                 $ 297,703     $ 297,863
    Short term borrowings                                     4,942       4,942                       609           609
    Other borrowings                                         10,000       9,990                    20,000        19,961
    Accrued interest payable                                  1,328       1,328                     1,296         1,296
========================================================================================================================

Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimated fair value:

     Cash and cash equivalents, accrued interest receivable and accrued interest payable - Due to the short periods to maturity, the carrying amounts are reasonable estimates of the fair values of these instruments at the respective balance sheet dates.

     Securities - Fair values for securities are based on quoted market prices, if available. If quoted values are not available, the estimated fair value is determined by using quoted market prices for similar securities.

     Net loans - The carrying amount is a reasonable estimate of fair value for personal loans for which rates adjust quarterly or more frequently, and for business and tax exempt loans which are prime related and for which rates adjust immediately or quarterly. The fair value for residential mortgage loans which are held for sale on the secondary market is the price offered by the secondary market purchaser. The fair value of all other loans is estimated by discounting future cash flows using current rates for loans with similar characteristics and maturities.

     Deposit liabilities - With the exception of certificates of deposit, the carrying value is deemed to be the fair value due to the demand nature of the deposits. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the current rates paid on certificates of deposit with similar maturities.

     Short term borrowings - Carrying value is a reasonable approximation of fair value.

     Other borrowings - The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.

     Off-balance-sheet financial instruments - The Bank's commitments to extend credit, standby letters of credit, and undisbursed loans are deemed to have no material fair value as such commitments are generally fulfilled at current market rates.


                                   Page A-28

NOTE 18 - REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

The following table shows the Company's capital ratios and amounts compared to regulatory requirements at year end, in thousands of dollars where appropriate.


----------------------------------------------------------------------------------------------------------------------
                                                                                                    Minimum To Be Well
                                                                           Minimum For              Capitalized Under
                                                                        Capital Adequacy             Prompt Corrective
                                                     Actual                  Purposes                Action Provisions
-----------------------------------------------------------------------------------------------------------------------
                                                Amount      Ratio      Amount          Ratio         Amount      Ratio
------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
-----------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets          $ 35,213     14.2%      $ 19,835         8.0%       $ 24,793       10.0%
Tier I capital to risk weighted assets           32,746     13.2%         9,917         4.0%         14,876        6.0%
Tier I capital to average assets                 32,746      9.2%        14,232         4.0%         17,790        5.0%
=======================================================================================================================

As of December 31, 1996
-----------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets          $ 32,748     14.2%      $ 18,466         8.0%       $ 23,083       10.0%
Tier I capital to risk weighted assets           30,428     13.2%         9,233         4.0%         13,850        6.0%
Tier I capital to average assets                 30,428      9.3%        13,123         4.0%         16,403        5.0%
=======================================================================================================================

The actual and required capital ratios of the Company and Bank are approximately the same. The Company and Bank were categorized as well-capitalized at year end 1997 and 1996 by their regulators.


NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION
The condensed financial information for United Bancorp, Inc. is summarized below.

------------------------------------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS                                                                            December 31,
In thousands of dollars                                                                          1997         1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                             $    129      $     80
Investment in subsidiary                                                                           35,296        31,901
Other assets                                                                                          652           653
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                     $ 36,077      $ 32,634
========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                                                                      $    611      $    586
Shareholders' equity                                                                               35,466        32,048
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                       $ 36,077      $ 32,634
========================================================================================================================

                                   Page A-29

------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME                                                        For the years ended December 31,
In thousands of dollars                                                             1997         1996            1995
------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiary                                                            $ 1,748      $ 1,690       $ 1,380
Other income                                                                               1            1             3
------------------------------------------------------------------------------------------------------------------------
TOTAL INCOME                                                                           1,749        1,691         1,383

TOTAL NONINTEREST EXPENSE                                                                 41           73            31
------------------------------------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiary and income taxes                  1,708        1,618         1,352
Income tax benefit                                                                       (14)         (24)          (10)
------------------------------------------------------------------------------------------------------------------------
Net income before undistributed net income of subsidiary                               1,722        1,642         1,362
Equity in undistributed net income of subsidiary                                       3,291        3,109         2,673
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $ 5,013      $ 4,751       $ 4,035
========================================================================================================================


------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                                                     For the years ended December 31,
In thousands of dollars                                                               1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                           $ 5,013      $ 4,751       $ 4,035
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
    FROM OPERATING ACTIVITIES
Undistributed net income of subsidiary                                                (3,291)      (3,109)       (2,673)
Change in other assets                                                                     1         (125)         (247)
Change in other liabilities                                                               11          (16)          (31)
------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                     (3,279)      (3,250)       (2,951)
------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                     1,734        1,501         1,084
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities                                                                     -          (28)            -
------------------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                         -          (28)            -
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Premises and equipment activities                                                          -            -           113
Common stock transactions                                                                124           78            41
Dividends paid                                                                        (1,809)      (1,524)       (1,250)
------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                    (1,685)      (1,446)       (1,096)
------------------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH                                                                        49           27           (12)
Cash at Beginning of Year                                                                 80           53            65
------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                  $   129      $    80       $    53
========================================================================================================================

                                   Page A-30

                           [UNITED BANCORP, INC. LOGO]

_______________________________________________________________________________
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                               ON APRIL 21, 1998
_______________________________________________________________________________

The undersigned hereby appoints M. H. Downing and David S. Hickman, and either of them, with full power of substitution, Proxies to attend the Annual Meeting of the Shareholders of United Bancorp, Inc. ("Company"), to be held at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh, Michigan on Tuesday, April 21, 1998 at 4:30 p.m., local time, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all proposals.

The Board of Directors recommends a vote FOR all proposals.

________________________________________________________________________________

                                   PROPOSAL 1

To elect six directors to serve as "Class I Directors" until the 2001 Annual Meeting of Shareholders, or until their successors have been elected and qualified, and to elect two directors as "Class III Directors" until the 2000 Annual Meeting of Shareholders, or until their successors have been elected and qualified:

                           Class I Director Nominees:
   L. Donald Bush                    James C. Lawson           Jeffrey A. Kuhman
   Patrick D. Farver                 Donald J. Martin          David E. Maxwell

                          Class III Director Nominees:
   Richard A. Gurdjian                                          Kathryn M. Mohr

                                Mark only one box
   [ ] FOR all nominees                      [ ] FOR, except vote withheld from
                                                 the following nominees:
   [ ] WITHHELD from all nominees
                                            ____________________________________

                                            ____________________________________

                                   PROPOSAL 2
  To ratify the appointment of Crowe, Chizek and Company, LLP as independent auditors.
   [ ] FOR                     [ ] AGAINST                      [ ] ABSTAIN
 _______________________________________________________________________________


                                 Witness my hand and seal this _______ day of _____________, 1998.

                                 _______________________________________________
                                                     (Signature)

                                 _______________________________________________
                                                     (Signature)


_______________________________________________________________________________
          Note: Please sign exactly as your name appears on this Proxy.
       If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.
_______________________________________________________________________________